Exhibit 4.1

Execution Version

________________________________________________________________________

VANTAGE DRILLING INTERNATIONAL,

9.500% SENIOR SECURED FIRST LIEN NOTES DUE 2028

INDENTURE

Dated as of March 1, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and First Lien Collateral Agent

________________________________________________________________________

APPENDIX AND ANNEX

RULE 144A/REGULATION S APPENDIX App. - 1

EXHIBIT 1 Form of Note Exhibit 1 to App. - 1

ANNEX A Form of Supplemental Indenture A -1

Execution Version

This INDENTURE, dated as of March 1, 2023 is among VANTAGE DRILLING INTERNATIONAL, a Cayman Islands exempted company (the “Company”), the Guarantors listed on the signature pages hereto and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and as collateral agent (the “First Lien Collateral Agent”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) the Company’s 9.500% Senior Secured First Lien Notes due 2028 issued on the Issue Date (the “Initial Notes”) and (b) any Additional Notes (as defined herein) that may be issued after the Issue Date (all such Notes in clauses (a) and (b) being referred to collectively as the “Notes”):

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any other such Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary of such Person or the date of the acquisition of assets from such Person, as applicable.

“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Sections 2.14 and 4.09, it being understood that any Notes issued in replacement of any Initial Note shall not be an Additional Note.

“Additional Secured Debt Designation” means the written agreement of the First Lien Representative of holders of any series of First Lien Debt or the Junior Lien Representative of holders of any series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such series of First Lien Debt or series of Junior Lien Debt, for the benefit of (i) all holders of existing and future First Lien Debt, the First Lien Collateral Agent and each existing and future holder of First Liens, in the case of each additional series of First Lien Debt and (ii) all holders of each existing and future series of Junior Lien Debt, the applicable Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in the case of each series of Junior Lien Debt:

(1) in the case of any additional series of First Lien Debt, that all such First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such series of First Lien Debt, whether or not upon property otherwise constituting collateral for such series of First Lien Debt, and that all such First Liens will be enforceable by the First Lien Collateral Agent for the benefit of all holders of First Lien Obligations, equally and ratably, in each case subject to the exceptions that are applicable to Indebtedness incurred pursuant to clause (3)(b) of Section 4.09(b);

(2) in the case of any additional series of Junior Lien Debt, that all such Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such series of Junior Lien Debt, whether or not upon property otherwise constituting collateral for such series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Junior Lien Collateral Agent for the benefit of all holders of Junior Lien Obligations, equally and ratably;

(3) that such First Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such series of First Lien Debt or series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First Liens and Junior Liens and the order of application of proceeds from the enforcement of First Liens and Junior Liens; and

(4) appointing the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and, in the case of any additional series of First Lien Debt, the Collateral Agency Agreement, and the performance by the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, of, and directing the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Agency Agreement (if applicable) and any other applicable security documents and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent Members” has the meaning provided in the Appendix.

“Agents” shall mean, collectively, the Trustee, the First Lien Collateral Agent, the Registrar, the Paying Agent and any other agents under the Note Documents from time to time.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at February 15, 2025 (such redemption price being set forth in the table appearing in Section 3.07(c), excluding accrued and unpaid interest and Additional Amounts to the redemption date), plus (ii) all required interest payments due on the Note through February 15, 2025 (excluding accrued but unpaid interest and Additional Amounts to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

“Appraised Market Value” means, for any Vessel, its value as may be determined from time to time based upon a valuation addressed to the First Lien Collateral Agent and the Trustee and prepared:

(1) with or without a physical inspection of the Vessel and expressed in U.S. dollars on the basis of a sale for prompt delivery, charter-free, at arm’s-length between a willing seller and a willing buyer;

(2) by any Approved Shipbroker;

(3) without interrupting the operation or trading of the Vessel; and

(4) not earlier than six months prior to the date of the incurrence of the relevant Indebtedness.

The Appraised Market Value shall be the value as stated in such valuation, except that:

(a) if the Vessel is subject to a mortgage under which the amount recoverable by the applicable mortgagee is restricted to a registered maximum mortgage amount, the market value of the Vessel shall be restricted to that mortgage amount if the valuation otherwise determined under this definition would be higher; and

(b) if the Vessel becomes subject to an Involuntary Transfer after the date of the relevant appraisal, such Vessel shall be deemed to have an Appraised Market Value of zero.

For the avoidance of doubt, the Appraised Market Value of any Vessel whose most recent valuation occurred earlier than six months prior to the date of the incurrence of the relevant Indebtedness shall be deemed to be zero.

“Approved Flag State” means any of the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bahamas, Singapore, Bermuda, the British Virgin Islands, Gibraltar, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping and offshore drilling industries, as determined in good faith by the Board of Directors of the Company.

“Approved Shipbrokers” means Artic Shipping AS, Clarkson Platou AS, Pareto Shipbrokers AS, Fearnley Offshore AS, Pareto Bassøe Shipbrokers AS and such other independent and reputable offshore ship sale and purchase broker as may from time to time be selected by the Company in good faith for the purposes of determining a Vessel’s Appraised Market Value.

“Asset Sale” means:

(1) any sale, assignment, transfer, conveyance or other disposition (including by means of amalgamation, merger, consolidation or similar transaction), whether in a single transaction or a series of related transactions, of property or assets of the Company or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, will not be an “Asset Sale,” but will be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10;

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, other than directors’ qualifying shares and/or other Equity Interests that are required to be held by any Persons other than the Company or another Restricted Subsidiary under applicable law or regulation (including local content regulations or requirements), whether in a single transaction or a series of related transactions; and

(3) an Involuntary Transfer, including an Involuntary Vessel Transfer; provided that the Involuntary Transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as whole, will not be an “Asset Sale,” but will be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale under clause (1) or (2) above:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million (and the sale of such assets generates Net Proceeds of less than $10 million);

(2) a transfer of Equity Interests or other assets between or among the Company and the Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, transfer, lease, sub-lease or other disposition of products, services or accounts receivable or any charter (including, for the avoidance of doubt, any bareboat charter), pool agreement, drilling contract or lease of a Vessel and any related assets in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out, obsolete, unnecessary or redundant assets in the ordinary course of business or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and the Restricted Subsidiaries;

(5) sales of assets to any customer purchased on behalf of or at the request of such customer in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;

(7) licenses and sublicenses by the Company or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(8) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(9) the creation or perfection of any Lien permitted under this Indenture, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the First Lien Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien;

(10) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims;

(11) any Permitted Asset Swap; and

(12) any Sale and Lease-Back Transaction with respect to property constructed or acquired by the Company or any of the Restricted Subsidiaries after the Issue Date that is entered into within twelve months of the construction or acquisition of such property, as applicable, other than a Sale and Lease-Back Transaction involving a Vessel.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, at the time any determination is to be made, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11 of the United States Code, as may be amended from time to time, or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, Houston, Texas, the Cayman Islands or any place of payment under this Indenture are authorized or required by law to close.

“Calculation Principles” means, with respect to calculations under this Indenture for any period, the following principles:

(1) if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date a determination under this Indenture to which the Calculation Principles apply is to be made, or if the transaction giving rise to the need to make such determination is an Incurrence of Indebtedness, or both (in each case other than working capital borrowings under a revolving credit facility), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any of the Restricted Subsidiaries has repaid, repurchased, defeased, converted or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination, or if any Indebtedness is to be repaid, repurchased, defeased, converted or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment has been terminated) on the date of the transaction giving rise to the occasion to apply the Calculation Principles, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance, conversion or discharge had occurred on the first day of such period;

(3) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period;

(4) if, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or clause (7) or (8) below if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;

(5) if, since the beginning of such period, any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, Consolidated Cash Flow, Excess Cash Flow and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(6) Consolidated Cash Flow and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded;

(7) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have (i) by merger or otherwise, made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or (ii) acquired assets constituting all or substantially all of an operating unit of a business or a Vessel, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as determined in good faith by a Financial Officer of the Company (including, without limitation, the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(8) if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Vessel that is scheduled for delivery no later than the date that is one year from the time of calculation, then Consolidated Cash Flow, Excess Cash Flow and Consolidated Interest Expense for such period may, at the Company’s election, be calculated giving pro forma effect to the delivery of such Vessel as of the first day of such period.

Any pro forma calculations giving effect to the acquisition of a Vessel or to a committed construction contract with respect to a Vessel shall be made as follows:

(a) the amount of Consolidated Cash Flow attributable to such Vessel shall be calculated in good faith by a Financial Officer of the Company;

(b) in the case of Consolidated Cash Flow under a Qualified Services Contract, the Consolidated Cash Flow shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Vessel or Vessels, and shall take into account, where applicable, only actual expenses Incurred without duplication in any measurement period;

(c) the amount of Consolidated Cash Flow shall be the lesser of (i) the Consolidated Cash Flow derived on a pro forma basis from revenues for the first full year of the Qualified Services Contract and (ii) the average of the Consolidated Cash Flow of each year of such Qualified Services Contract for the term of the Qualified Services Contract; and

(d) with respect to any expenses attributable to a Vessel, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Issue Date be considered a capital lease, regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association, company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralized Letter of Credit Facility” means any cash collateralized letter of credit facility of up to $25 million; provided that such facility provides for cash collateralization at a rate no greater than 105% of the face amount of outstanding letters of credit thereunder and is not secured by any collateral other than such cash collateral.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition;

(2) certificates of deposit, demand deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million (or the equivalent thereof in any other currency or currency unit);

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings or investments, and, in each case, maturing within one year after the date of acquisition;

(6) money market funds that comply with SEC rules applicable to all money market funds, including Rule 2a-7 under the Investment Company Act of 1940, and that have a rating of AAA by Moody’s, S&P or Fitch;

(7) in the case of the Company or any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business which are similar to the items specified in clauses (1) through (6) of this definition; and

(8) investments in Foreign Deposit Accounts and cash management obligations maintained at one of the three largest banks in the jurisdiction in which the Company or any Restricted Subsidiary maintains its local office.

“Cash Management Arrangement” means with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial credit card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services.

“Cash Management Obligations” means obligations with respect to any Cash Management Arrangement.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, assignment, transfer, conveyance or other disposition (other than by means of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract, charter (including bareboat charters), pool agreement or vessel employment contract entered into in the ordinary course of business), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than one or more Permitted Holders, or at the Company’s option, in the event the Company’s First Lien Leverage Ratio, on a pro forma basis after giving effect to the applicable transaction, does not exceed 2.0 to 1.0, a Qualified Operator;

(2) the Company is liquidated or dissolved, or a plan relating to the liquidation or dissolution of the Company is adopted; or

(3) the consummation of any transaction or any series of transactions (including, without limitation, any amalgamation, merger, consolidation or other business combination), the result of which is that any Person (including any “person” (as defined above)), other than one or more Permitted Holders or, in the event the Company’s First Lien Leverage Ratio, on a pro forma basis after giving effect to the applicable transaction, does not exceed 2.0 to 1.0, a Qualified Operator, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

provided that, for the purposes of clause (3) above, the parties to the Shareholders Agreement as in effect on the Issue Date (including their permitted transferees thereunder that agree to be bound thereby) shall not be deemed to be a “group” for purposes hereof solely as a result of being parties thereto or consummating the transactions contemplated thereby.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Collateral” means all rights, assets and properties, whether owned on the Issue Date or thereafter acquired, upon which a Lien is granted or purported to be granted under any Collateral Document. Collateral shall not include Excluded Property.

“Collateral Agency Agreement” means the collateral agency agreement to be entered into prior to, or concurrently with, the incurrence of any series of First Lien Debt (other than the Notes) by the Company, the First Lien Collateral Agent and other representatives for First Lien Debt, which shall be substantially consistent with the description thereof as described under “—Security—Collateral Agency Agreement” in the Description of Notes.

“Collateral Documents” means, collectively, any Security Agreement, each Mortgage, each assignment, the Intercreditor Agreement, the Collateral Agency Agreement, the Insurance Assignment, the Earnings Assignment, and each other instrument, including any security document or Pledge Agreement, creating Liens in favor of the First Lien Collateral Agent as required by this Indenture or the Intercreditor Agreement, in each case, as the same may be in effect from time to time.

“Collateral Grantor” means the Company and each Guarantor.

“Collateral Vessel” means each Vessel acquired or owned by the Company or any Guarantor. As of the Issue Date, the Collateral Vessels consist of the Topaz Driller, the Soehanah, the Platinum Explorer and the Tungsten Explorer.

“Company” has the meaning provided in the recitals hereto.

“Consolidated Cash Flow” means, with respect to any period, the Consolidated Net Income of the Company for such period plus, without duplication:

(1) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Cash Flow of the Company and the Restricted Subsidiaries for the Company’s most recently completed four quarter period for which internal financial statements are available to (ii) Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period, subject to the Calculation Principles.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding:

(a) amortization of debt issuance costs; and

(b) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense;

(2) the consolidated interest expense of such Person and any Restricted Subsidiaries that was capitalized during such period; and

(3) all dividends, whether paid or accrued and whether or not in cash, in respect of any Preferred Stock of any Restricted Subsidiary or any Disqualified Stock of the Company or any Restricted Subsidiary, other than (x) dividends payable solely in Equity Interests (other than Disqualified Stock) and (y) dividends payable to the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person during such period;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (III)(A) of Section 4.07(a), the Net Income (but not loss) of any Restricted Subsidiary of such Person (other than a Restricted Subsidiary that is a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation; provided that if Net Income is excluded by operation of this provision with respect to a period because of restrictions on dividends or distributions applicable during such period that cease to apply in a subsequent period, such restrictions shall be deemed not to have applied during the initial period for subsequent calculations under this definition;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(5) in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(6) the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date will be excluded;

(7) any unrealized gain (or loss) in respect of Hedging Obligations will be excluded;

(8) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards, the accrual or accretion of paid-in-kind (or “PIK”) interest and the amortization of original issue discount, if any, with respect to such paid-in-kind (or “PIK”) interest, will be excluded;

(9) [Reserved]; and

(10) any net after-tax gain, loss, expense or charge attributable to business dispositions or asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business, will be excluded.

“Consolidated Total Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness (other than Hedging Obligations) for borrowed money of such Person and its Restricted Subsidiaries, plus

(2) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of the Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Contract Winning Trigger” means the entry into a Drilling Contract by any direct or indirect Subsidiary of the Company that is not already a Guarantor, under which the drilling services are to be performed by a Vessel of the Company or any Restricted Subsidiary.

“Corporate Trust Office of the Trustee” means the office of the Trustee in the United States at which at any time its corporate trust business shall be administered, which office at the date hereof is located at City Place I, 185 Asylum Street, 27th Floor, Hartford, Connecticut 01603, or such other address in the United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the United States of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more debt facilities, commercial paper facilities, loan agreements, promissory notes, indentures, agreements or other evidence of Indebtedness of the Company or any Restricted Subsidiary with banks, other institutional lenders, commercial finance companies or other lenders, investors or credit providers providing for revolving credit loans, term loans, bonds, debentures, guarantees or letters of credit or other indebtedness, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Deepwater Vessel” means each of (i) the Platinum Explorer and the Tungsten Explorer and (ii) any other deepwater Vessel acquired or owned by the Company or any Guarantor.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” has the meaning provided in the Appendix.

“Description of Notes” means the final Description of Notes distributed to investors in connection with the placement of the Initial Notes, last updated on February 16, 2023.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Noncash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (in each case other than in exchange for or conversion into Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof by the Company, the amount of U.S. dollars obtained by converting such other currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with such other currency as published in the “Currency Rates” section of the Financial Times entitled “Currencies, Bonds & Interest Rates” (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Company) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Company or any of the Restricted Subsidiaries has complied with any covenant or other provision in this Indenture or if there has occurred an Event of Default and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-dollar currency.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for use, hire or charter of any Vessel (except Internal Charters).

“Earnings” means (i) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, the Company or any Restricted Subsidiary, of whatsoever nature, arising out of or as a result of the use, operation or chartering (whether by Internal Charter or otherwise) by the Company or any Restricted Subsidiary or their respective agents of any Vessel, including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder; (ii) all moneys and claims for moneys due and to become due to the Company or any Restricted Subsidiary, and all claims of the Company or any Restricted Subsidiary for damages, arising out of the breach of any and all present and future Drilling Contracts, Internal Charters, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Vessel and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to the Company or any Restricted Subsidiary, or their respective successors or assigns, arising out of or in any way connected with the present or future use, operation or chartering of any Vessel or arising out of or in any way connected with any and all present and future requisitions, Drilling Contracts, Internal Charters, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of such Vessel; (iii) all moneys and claims due and to become due to the Company, any Restricted Subsidiary or any Guarantor, and all claims for damages and all insurance and other proceeds of the Company or any Restricted Subsidiary, in respect of the actual or constructive total loss of or requisition of use of or title to any Vessel; and (iv) any proceeds of the foregoing and all interest and earnings from the investment of any of the foregoing and the proceeds thereof.

“Earnings Account” means, with respect to any Collateral Vessel, a U.S. demand deposit bank account into which all Earnings derived from any Drilling Contract with respect to such Collateral Vessel shall be deposited or forwarded and maintained.

“Earnings Assignments” means, collectively, the assignments of Earnings in favor of the First Lien Collateral Agent given by the Collateral Grantors in respect of all Earnings derived from a Collateral Vessel and its operations, as the same may be amended, restated, supplemented or modified from time to time.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security or loan that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company made for cash on a primary basis by the Company after the Issue Date, other than (1) public offerings with respect to the Company’s common stock registered on Form S-8 and (2) issuances to any Subsidiary of the Company.

“Euroclear” means the Euroclear System or any successor securities clearing agency.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the following, all determined on a consolidated basis for the Company and its Restricted Subsidiaries:

(1) Consolidated Cash Flow for such Excess Cash Flow Period, minus, without duplication

(2) the sum of (a) capital expenditures (other than capital expenditures made with proceeds of an Asset Sale) made in cash (or reserved for payment in cash) by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period, (b) the amount of cash paid (excluding in respect of interest) to any Person in respect of a permanent repayment of Indebtedness (for the avoidance of doubt, other than Indebtedness of a revolving nature unless the commitments in respect thereof have been permanently canceled) by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period, which repayment is not funded with the proceeds of (i) long-term Indebtedness or (ii) business dispositions or asset dispositions, other than in the ordinary course of business, (c) the cash portion of Consolidated Interest Expense paid by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period and (d) the aggregate amount (without duplication) of all taxes based on income or profits of the Company and the Restricted Subsidiaries paid in cash by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period.

“Excess Cash Flow Period” means each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2023.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Property” means (i) any accounts, contracts, licenses or other general intangibles, or any permits, instruments, promissory notes or chattel paper, if and to the extent such account, contract, license, general intangible, permit, instrument, promissory note or chattel paper contains restrictions on assignments and/or the creation of Liens, or under which such an assignment or Lien would cause a default to occur under, or a termination pursuant to the terms of, such account, contract, license, general intangible, permit, instrument, promissory note or chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided, that immediately upon the ineffectiveness, invalidity, lapse or termination of any such provisions, such accounts, contracts, licenses, general intangibles, permits, instruments, promissory notes or chattel paper, as applicable, shall no longer constitute Excluded Property, (ii) titled vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction and that constitute passenger vehicles, light trucks (such as crew trucks with rated capacities ranging from one-half ton to one ton) and forklifts, (iii) rental equipment the title to which is held by a third party, (iv) property and assets owned by the Company or any Guarantor in which a Lien may not be granted without governmental approval or consent or in which the granting of a Lien is prohibited by applicable law (but only for so long as the Company or such other Guarantor has not obtained such approval or consent), (v) [Reserved], (vi) Equity Interests in Unrestricted Subsidiaries and Immaterial Subsidiaries, (vii) (1) all deposit accounts that are (A) established solely as payroll accounts, (B) zero balance accounts, (C) subject to deposit account control agreements (or equivalent) pursuant to a Cash Collateralized Letter of Credit Facility or Superpriority Debt or (D) located in a non-U.S. jurisdiction with, in the case of this clause (D), a balance at all times less than $25 million in the aggregate and (2) one deposit account located in a non-U.S. jurisdiction in the name of one Qualified Joint Venture, (viii) cash, if (but only to the extent) required to serve as cash collateral for a Cash Collateralized Letter of Credit Facility or any Indebtedness incurred pursuant to clause (3)(b) of Section 4.09(b) and (ix) any and all proceeds of any of the Excluded Property to the extent constituting Excluded Property described in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above (other than proceeds of a Drilling Contract assigned pursuant to an Earnings Assignment); provided that no property or assets securing any First Lien Obligations (other than the Notes) or any Junior Lien Obligations shall be Excluded Property (except that Indebtedness incurred pursuant to clause (3)(b) of Section 4.09(b) may be secured by any property or assets listed under clause (vii)(C) or (viii) above).

“Existing Notes” means the Company’s 9.250% Senior Secured First Lien Notes due 2023 issued pursuant to the indenture dated as of November 30, 2018 between the Company and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee and first lien collateral agent.

“Fair Market Value” means the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the an officer of the Company, or, with respect to such values in excess of $10 million, the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer or treasurer of such Person.

“First Lien” means a Lien granted by the Company or any other Guarantor in favor of the First Lien Collateral Agent, at any time, upon any property of the Company or such other Guarantor to secure First Lien Obligations.

“First Lien Cash Management Obligations” means Cash Management Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Collateral Agent” has the meaning provided in the recitals hereto.

“First Lien Debt” means (a) the Notes issued on the date of this Indenture and the related Guarantees thereof and (b) any other Indebtedness secured by a Lien on Collateral that is pari passu with the Liens securing the Notes and that is permitted to be incurred and so secured under this Indenture (including any Additional Notes); provided that:

(1) any such Indebtedness (other than the Notes (including any Additional Notes) and Indebtedness incurred pursuant to clause (3)(b) of Section 4.09(b)) does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes,

(2) on or prior to the date of incurrence of such Indebtedness by the Company or any Guarantor, such Indebtedness (other than the Notes (including any Additional Notes)) is designated by the Company, in an Officers’ Certificate delivered to each First Lien Representative and the First Lien Collateral Agent, as “First Lien Debt” for the purposes of the First Lien Documents,

(3) a First Lien Representative is designated with respect to such Indebtedness (other than the Notes (including any Additional Notes)) and executes and delivers to the First Lien Collateral Agent (i) an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness and (ii) a joinder to the Collateral Agency Agreement on behalf of itself and all holders of such Indebtedness,

(4) such Indebtedness is pari passu in right of payment with the Notes (other than any DIP Financing that is permitted by the Intercreditor Agreement and other than any Indebtedness incurred pursuant to clause (3)(b) of Section 4.09(b)),

(5) such Indebtedness shall not be an obligation of any person other than the Company or any Guarantor, and

(6) such Indebtedness shall not be secured by any assets other than assets that constitute Collateral; provided that Indebtedness Incurred pursuant to clause (3)(b) of Section 4.09(b) may be secured by Liens on any assets listed under clause (vii)(C) or (viii) in the definition of “Excluded Property.”

“First Lien Documents” means the Note Documents and any additional indenture, credit agreement or other agreement pursuant to which any other First Lien Debt is incurred and secured in accordance with the terms of each applicable First Lien Document and the Collateral Documents related thereto.

“First Lien Hedging Obligations” means Hedging Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Total Indebtedness that is First Lien Debt less the amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries, in each case as of the end of the Company’s most recently completed four-quarter period for which internal consolidated financial statements are available, to (ii) Consolidated Cash Flow of the Company and the Restricted Subsidiaries for such four-quarter period, subject to the Calculation Principles.

“First Lien Obligations” means all First Lien Debt and all other Obligations in respect thereof (including Notes Obligations, First Lien Hedging Obligations and First Lien Cash Management Obligations).

“First Lien Representative” means (i) in the case of the Notes, the Trustee, and (ii) in the case of any other First Lien Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent that is named as the First Lien Representative in respect of such First Lien Obligations in the applicable joinder agreement to the Intercreditor Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional First Lien Representative”).

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Foreign Deposit Account” means any account opened to (i) satisfy the requirement of any local law, statute, rule or regulation or the requirements of any contract or (ii) establish a subsidiary or a local branch office in any jurisdiction.

“Future Intercreditor Agreement” means any Intercreditor Agreement to be entered into among the First Lien Collateral Agent, any future Junior Lien Collateral Agent, the Company, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into upon the issuance of any future Junior Lien Debt and having terms as described under “—Security—Future Intercreditor Agreement” in the Description of Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board (or successor codifications, opinions, pronouncements or statements thereto) in the United States, which are in effect from time to time.

“Global Note” has the meaning provided in the Appendix.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America and the payment for which the United States pledges its full faith and credit, including U.S. Treasury strips.

“guarantee” means a guarantee other than by endorsement of negotiable instrument for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement obligations in respect thereof, of all or any part of any Indebtedness or other Obligations.

“Guarantee” means a guarantee of the Notes Obligations granted pursuant to the provisions of this Indenture.

“Guarantor” means each Person that provides a Guarantee, together with its successors and assigns, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness Incurred;

(2) foreign exchange contracts and currency protection agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in currency exchanges rates;

(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against, or manage exposure to, fluctuations in the price of commodities used by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against, or manage exposure to, fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that (1) has total assets with a Fair Market Value that (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations), as of the date of any financial statements delivered pursuant to Section 4.03, were less than 2.0%, with respect to such Restricted Subsidiary individually, and less than 5.0%, in the aggregate for such Restricted Subsidiary and all other Immaterial Subsidiaries (calculated on the same basis), of the consolidated total assets of the Company and the Restricted Subsidiaries at such date, determined in accordance with GAAP, (2) generates gross revenues (excluding intercompany revenue) that (when combined with the gross revenues (excluding intercompany revenue) of such Restricted Subsidiary’s Restricted Subsidiaries), for the most recent four fiscal quarter period ending prior to the date on which any financial statements are delivered pursuant to Section 4.03, were less than 2.0%, with respect to any such Restricted Subsidiary individually, and less than 5.0%, in the aggregate for such Restricted Subsidiary and all other Immaterial Subsidiaries (calculated on the same basis), of the consolidated gross revenues (excluding intercompany revenue) of the Company and the Restricted Subsidiaries for such period, determined in accordance with GAAP, (3) does not own any interest in any Vessel or any Subsidiary that owns a Vessel, (4) is not party to any Drilling Contract in respect of a Collateral Vessel or entitled to receive Earnings thereunder and (5) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any Guarantor.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables (or intercompany reimbursement obligations in respect thereof) in the ordinary course of business), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4) representing Capital Lease Obligations of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing Hedging Obligations of such Person; or

(7) representing Attributable Indebtedness of such Person in respect of Sale and Lease-Back Transactions,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Attributable Indebtedness) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning provided in the recitals hereto.

“Insurance Assignments” means, collectively, the assignments of insurance proceeds in favor of the First Lien Collateral Agent given by the Collateral Grantors respecting all hull and machinery and loss of hire insurance covering each Collateral Vessel or its operations, as the same may be amended, restated, supplemented or modified from time to time.

“Intercreditor Agreement” means (i) any Future Intercreditor Agreement and (ii) any replacement thereof, if any, that contains terms not less favorable to the Holders than the Future Intercreditor Agreement referred to in clause (i). References to “Intercreditor Agreement” in this Indenture refer to the Intercreditor Agreement in effect at the applicable time.

“Interest Payment Date” has the meaning provided in Exhibit 1 to the Appendix.

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Guarantor that is a Vessel owner (or an Internal Charterer of such Vessel) and any Internal Charterer.

“Internal Charterer” means the Company or any Subsidiary of the Company that is not the owner of the relevant Vessel and that is a party to any Drilling Contract or any bareboat charter or other such charter in respect of a Vessel.

“Investment Grade Rating” means both (i) a rating of “Baa3” or higher by Moody’s and (ii) a rating of “BBB-” or higher by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, and excluding extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the second-to-last paragraph of Section 4.07. The acquisition by the Company or any of its Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the second-to-last paragraph of Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Involuntary Transfer” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking of such property or asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“Issue Date” means the first date on which Notes are issued under this Indenture.

“Jackup Rig” means (a) the Topaz Driller and the Soehanah and (b) any other mobile offshore drilling unit acquired or owned by the Company or a Guarantor, the legs of which can be lowered to the seabed from the hull or platform thereof.

“Junior Debt” means any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or any Guarantee or that is unsecured or secured on a junior lien basis to the Notes or any Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors).

“Junior Lien” means a Lien granted by the Company or any Guarantor in favor of the Junior Lien Collateral Agent, at any time, upon any Collateral to secure Junior Lien Obligations.

“Junior Lien Collateral Agent” means the collateral agent or agents or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means any Indebtedness secured by a Lien that is junior in priority to First Lien Debt that is permitted to be incurred and so secured under this Indenture; provided that:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the date that is 91 days after the maturity date of the Notes;

(2) on or before the date on which such Indebtedness is incurred by the Company or any Guarantor, the Company shall deliver to each First Lien Representative and Junior Lien Representative complete copies of each applicable Junior Lien Document

(which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Junior Lien Representative and Junior Lien Collateral Agent as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(4) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(5) such Indebtedness shall not be an obligation of any person other than the Company or any Guarantor;

(6) such Indebtedness is not secured by a Lien on any collateral other than collateral securing First Lien Obligations;

(7) such Indebtedness does not provide for “cross-default” (as opposed to “cross-acceleration”) provisions to the First Lien Obligations; and

(8) the definitive documents for such Indebtedness do not have any term, covenant or default or event of default provisions that are more restrictive than the terms, covenants and default and event of default provisions with respect to the First Lien Obligations (other than any more restrictive provisions with respect to additional Junior Lien Debt) and do not contain any financial maintenance covenant.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and secured.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means, in the case of any series of Junior Lien Debt, the trustee, agent or representative of the holders of such series of Junior Lien Debt who is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such series of Junior Lien Debt, in each case together with its successors in such capacity.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any governmental authority which is binding on such Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Incentive Plan” means the Vantage Drilling International Amended and Restated 2016 Management Incentive Plan, as the same may be amended, supplemented or modified from time to time, together with any applicable award agreement issued thereunder.

“Management Incentive Plan Award” means any award granted under the Management Incentive Plan to any current or former officer, director, employee or independent contractor of the Company or any Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means each Vessel Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by any Collateral Grantor is granted to secure First Lien Obligations under any First Lien Document or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means

(1) with respect to any Asset Sale (other than an Involuntary Vessel Transfer), the aggregate cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary (including, without limitation, any cash or Cash Equivalents received as dividends, distributions or other returns upon the sale or other disposition of any non-cash consideration received in any such Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, title, and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, (2)

amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale (which Lien is and is permitted to be senior to the Liens securing the Notes and the Guarantees or is on property or assets that do not constitute Collateral), or Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes or the Guarantees or that is secured by a Lien that is junior in priority to the Liens securing the Notes) which must by its terms, in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and (3) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any Restricted Subsidiaries in connection with such Asset Sale or for other liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or the Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(2) with respect to any Involuntary Vessel Transfer, payments of cash and Cash Equivalents received therefrom, in each case net of, without duplication: (i) all fees and expenses (including consultant fees and expenses) incurred, and all United States federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of or in connection with such Involuntary Vessel Transfer; (ii) all repayments of Indebtedness that is secured by a Permitted Lien on the property or assets that are the subject of such Involuntary Vessel Transfer and is required to be repaid in connection with such Involuntary Vessel Transfer; (iii) all proceeds of business interruption insurance or indemnities, warranties, guaranties or other amounts payable with respect to the partial or complete interruption of the operation of the Vessel and related machinery and equipment subject to such Involuntary Vessel Transfer; (iv) all proceeds of liability insurance or any other indemnities, warranties, guaranties or other amounts payable with respect to liabilities incurred by the Company or any of its Restricted Subsidiaries in connection with such Involuntary Vessel Transfer; (v) amounts reserved, in accordance with GAAP, or paid by the Company or any of its Restricted Subsidiaries to satisfy any liabilities associated with the property or other assets subject to such Involuntary Vessel Transfer or otherwise arising out of or in connection with such Involuntary Vessel Transfer; (vi) all deductibles or retention paid, incurred or retained by the Company or any of its Restricted Subsidiaries in connection with such Involuntary Vessel Transfer; and (vii) increases in insurance premiums and costs payable by the Company or any of its Restricted Subsidiaries attributable to such Involuntary Vessel Transfer.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Company or any of the Restricted Subsidiaries.

“Note Documents” means this Indenture, the Notes, the Collateral Documents, the Guarantees and any agreement, instrument or other document evidencing or governing any Notes Obligations.

“Notes” has the meaning provided in the recitals hereto.

“Notes Custodian” has the meaning provided in the Appendix.

“Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Guarantor arising under this Indenture, the Notes, the Guarantees or the Collateral Documents (including all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, any Manager, any Director, any Managing Director, or any Vice President of such Person; provided that any Guarantor shall be permitted to authorize an Officer of the Company to act as its Officer (including its Financial Officer) regardless of whether such Officer holds one of the foregoing positions with such Guarantor.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers and/or directors, one of whom must be a Financial Officer of such Person.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03. The counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand.

“Permitted Business” means a business in which the Company and the Restricted Subsidiaries are engaged on the Issue Date and any business reasonably related or complementary thereto.

“Permitted Collateral Liens” means Liens described in clauses (1), (5), (6), (7), (8), (9), (10), (11) (but only with respect to Liens securing Indebtedness permitted to be Incurred under this Indenture to refinance any Indebtedness secured by Permitted Collateral Liens), (12), (13), (14), (15), (17), (19)(b), (20), (21) and (22) of the definition of “Permitted Liens.”

“Permitted Holders” means (a) (i) Anchorage Capital Group, L.L.C. and its Affiliates and (ii) Goldentree Asset Management, L.P. and its Affiliates, in each case including the funds, partnerships or other co-investment vehicles managed, advised or controlled by them or each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing and (b) any entity (other than any such portfolio company) whose voting interests are majority owned by Permitted Holders specified in clause (a) above.

“Permitted Investments” means:

(1) any Investment in the Company or in any Restricted Subsidiary;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 4.10 or (b) a disposition of properties or assets that does not constitute an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7) Investments represented by Hedging Obligations permitted by clause (6) of Section 4.09(b);

(8) any guarantee of Indebtedness or other obligations of the Company or any Restricted Subsidiary permitted to be incurred under this Indenture;

(9) Investments that are in existence on the Issue Date, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(10) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person in compliance with this Indenture, including by way of a merger, amalgamation or consolidation, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11) loans or advances referred to in clause (5) of Section 4.11(b);

(12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

(13) any repurchase, redemption, defeasance or other acquisition or retirement for value of the Notes; and

(14) any Investment of up to $45 million at any time outstanding in any Person for which the Company or a Restricted Subsidiary provides management, operational, logistical or other similar services.

“Permitted Jurisdiction” means any of Luxembourg, the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, Bermuda, the British Virgin Islands, Gibraltar, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping and offshore drilling industries, as determined in good faith by the Board of Directors of the Company.

“Permitted Liens” means:

(1) Liens on assets of the Company or the Guarantors securing:

(a) Junior Lien Debt Incurred pursuant to Section 4.09(a) or clause (3)(b) or (11) of Section 4.09(b); and

(b) First Lien Debt Incurred pursuant to (A) clause (3)(b) of Section 4.09(b), (B) Section 4.09(a) if, after giving effect to such Incurrence and the application of the proceeds therefrom, the Company’s First Lien Leverage Ratio would not be in excess of 2.0 to 1.0 and (C) clause (11) of Section 4.09(b) securing Indebtedness in an aggregate amount outstanding, together with any other outstanding First Lien Debt secured by Liens pursuant to this clause (1)(b)(C), not to exceed $20 million;

(2) Liens in favor of the Company or any Guarantor or, if granted by any Person other than the Company or any Guarantor, Liens in favor of any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to such merger, amalgamation or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Company or any Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary in compliance with this Indenture; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Company or any Restricted Subsidiary;

(5) Liens to secure the performance of statutory obligations, workers’ compensation claims, self-insurance obligations, surety, customs, importation or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens on cash or Cash Equivalents to secure letters of credit (including letters of credit issued pursuant to a Cash Collateralized Letter of Credit Facility and any Credit Facility established pursuant to clause (3)(b) of Section 4.09(b))), bank guarantees and similar instruments issued in support of such obligations);

(6) Liens existing on the Issue Date (other than Liens referred to in clause (1) or (10) of this definition);

(7) Liens for taxes, assessments or governmental charges or claims (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as suppliers’, carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business, for amounts (i) not more than 30 days past due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person;

(10) Liens on the Collateral securing the Initial Notes and the Guarantees thereof;

(11) Liens to secure Indebtedness permitted to be Incurred under this Indenture to refinance any Indebtedness secured by Liens permitted to exist pursuant to clause (3), (4), (5), (6), (10) or this clause (11) of this definition (or Liens that otherwise replace Liens referred to in such clauses); provided, however, that;

(a) the new Lien is limited to all or part of the same property and assets covered by the initial Lien (plus improvements and accessions to such property, or proceeds or distributions thereof) or any related after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof);

(b) the Indebtedness or other obligation secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness or obligation and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(c) if the initial Lien secured Indebtedness that is subordinated in right of payment to the Notes or a Guarantee, then the Indebtedness secured by the new Lien shall be so subordinated on terms at least as favorable to the Holders; and

(d) the new Liens securing the refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the refinanced Indebtedness.

(12) Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default, surety or appeal bonds related to judgments or litigation, and prejudgment liens created by or existing as a result of any litigation or legal proceeding, in each case that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(13) Liens securing Cash Management Obligations owing to a bank and rights of setoff in favor of a bank, imposed by law or granted in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(14) Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(15) Liens arising from Vessel chartering, necessaries, drydocking, maintenance, repair, refurbishment, salvage (including contract salvage) or general average, Liens for wages of stevedores employed by the owner of such Vessel, the master of such Vessel or a charterer or lessee of such Vessel, the furnishing of supplies and bunkers to Vessels or masters’, officers’ or crews’ wages and maritime Liens, that, in the case of each of the foregoing, were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, not Incurred or created to secure the payment of Indebtedness and that in the aggregate do not materially adversely affect the value of the properties subject to such Liens or materially impair the use for the purposes of which such properties are held by the Company and the Restricted Subsidiaries;

(16) Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Company and the Restricted Subsidiaries in the ordinary course of business;

(17) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;

(18) Liens representing the interest in title of a lessor;

(19) (a) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness (so long as such defeasance, discharge or redemption is permitted under Section 4.07) or (b) Liens arising under this Indenture in favor of the Trustee for its own benefit and for the benefit of the First Lien Collateral Agent and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(20) Liens securing Indebtedness Incurred pursuant to clause (12) of Section 4.09(b) (including Permitted Refinancing Indebtedness); provided that such Liens extend only to the assets purchased or constructed with the proceeds of such Indebtedness;

(21) Liens Incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $25 million at any one time outstanding; and

(22) Liens with respect to any Vessel for maritime torts with respect to damage resulting from allisions, collisions, cargo damage, property damage, conversion (wrongful possession), pollution, personal injury and death, maintenance and cure, and unseaworthiness, in each case, that are covered by insurance (subject to reasonable deductibles).

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Company or any of the Restricted Subsidiaries (other than intercompany Indebtedness) (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date that is either no earlier than the final maturity date of the Refinanced Indebtedness, or is no earlier than the date that is 90 days after the maturity date of the Notes, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness is (a) subordinated in right of payment to the Notes or a Guarantee, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee, as the case may be, or (b) pari passu in right of payment with the Notes or a Guarantee, then such Permitted Refinancing Indebtedness is subordinated to or pari passu in right of payment with the Notes or such Guarantee, as the case may be, in the case of each of (a) and (b), on terms at least as favorable to the Holders as those contained in the documentation governing the Refinanced Indebtedness;

(4) if the Company or a Guarantor is the issuer of, or otherwise an obligor in respect of the Refinanced Indebtedness, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Guarantor; and

(5) in the case of Permitted Refinancing Indebtedness in respect of secured indebtedness, the Liens securing such Permitted Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Refinanced Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means each pledge agreement, share charge or similar instrument pursuant to which such Person grants to the First Lien Collateral Agent a Lien in Equity Interests in a Subsidiary directly owned by such grantor, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Public Company” means any Person whose equity securities are listed on a national securities exchange or interdealer quotation system in the United States or on a Designated Offshore Securities Market (as defined in Rule 902(b) of Regulation S).

“Purchase Agreement” has the meaning provided in the Appendix.

“Purchasers” has the meaning provided in the Appendix.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Joint Venture” means a joint venture that is (i) a Guarantor, (ii) organized in a jurisdiction outside of the United States, (iii) operating a Vessel pursuant to a Drilling Contract, all or substantially all of the proceeds of which are paid in a currency other than United States dollars and (iv) designated by the Company by notice in writing to the Trustee as a “Qualified Joint Venture.” There shall at no time be more than one Qualified Joint Venture.

“Qualified Operator” means any Person that has (i) substantial experience as an operator of one or more Vessels and (ii) total assets, as set forth in the most recent annual or quarterly, as applicable, consolidated balance sheet of such Person, greater than the total assets of the Company, as set forth on the most recent annual or quarterly, as applicable, consolidated balance sheet of the Company as of the execution date of the transaction agreement relating to the applicable transaction.

“Qualified Services Contract” means, as of any date of determination, with respect to any Vessel acquired by, or committed to be delivered to, the Company or any of the Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of the Company, acting in good faith, designates as a “Qualified Services Contract” pursuant to a resolution of the Board of Directors of the Company, which contract or contracts:

(1) are between the Company or one of the Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand;

(2) provide for services to be performed by the Company or one or more of the Restricted Subsidiaries involving the use of such Vessel by the Company or one or more of the Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year from (i) the date of determination or (ii) a future date that is no later than the date that is three months from the date of determination (the period during which such services are to be performed, the “Active Service Period”); and

(3) provide for a fixed or minimum day rate or fixed rate for such Vessel covering the entire Active Service Period contemplated by clause (2) above.

For the avoidance of doubt, neither a letter of intent nor a letter of award with respect to a Vessel is a Qualified Services Contract.

“Ready for Sea Cost” means, with respect to a Vessel to be acquired by the Company or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Regulation S” has the meaning provided in the Appendix.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Business Day” means, when used in connection with the creation of a Lien on any asset, any Business Day that is not a day on which banking institutions in any jurisdiction the laws of which are relevant to the creation of such Lien are authorized or required by law to close.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” has the meaning provided in the Appendix.

“Restricted Subsidiary” means any Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that (i) upon the occurrence of an Unrestricted

Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a Restricted Subsidiary and (ii) notwithstanding anything to the contrary in this Indenture, each Collateral Grantor shall at all times be a Restricted Subsidiary.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Rating Services, or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and leases it from such Person.

“Shareholders Agreement” means the shareholders agreement, as amended, dated as of February 10, 2016, among the Company and the shareholders party thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreement” means, collectively, each security agreement or similar instrument executed by a Collateral Grantor pursuant to which such Person grants to the First Lien Collateral Agent a Lien on the assets owned by such Person, in each case, as amended, amended and restated, or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act, as such Regulation is in effect on the Issue Date, provided, however, that notwithstanding anything to the contrary in this Indenture, each Restricted Subsidiary that owns an interest in a Vessel shall be a Significant Subsidiary at all times.

“Stated Maturity” means, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date or, if such item or series is Incurred after the Issue Date, the date such item or series is Incurred.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) any corporation, limited liability company, association or other business entity not referred to in clause (1) or (2) above the management of which is controlled, directly or indirectly, by such Person and the accounts of which are consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Superpriority Debt” means up to $25 million of First Lien Debt with payment priority pursuant to the Collateral Agency Agreement Incurred pursuant to clause (3)(b) of Section 4.09(b).

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company (with adjustments to exclude assets of any Unrestricted Subsidiary).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2025; provided, however, that if the period from the redemption date to February 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank Trust Company, National Association, in its capacity as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter “Trustee” means each Person who is then a Trustee hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that :

(1) to the extent any Indebtedness of such Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted by Section 4.07 and Section 4.09;

(2) the Subsidiary to be so designated and each Subsidiary of such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries;

(3) the Subsidiary to be so designated and each Subsidiary of such Subsidiary is neither the owner of any interests in any Collateral Vessel nor a party to a Drilling Contract in respect of a Collateral Vessel or entitled to receive Earnings thereunder; and

(4) neither the Subsidiary to be so designated nor any Subsidiary of such Subsidiary is a “restricted subsidiary” (or equivalent) under the definitive documentation for any Indebtedness of the Company or any Restricted Subsidiary (other than this Indenture).

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Vessel” means any Jackup Rig, Deepwater Vessel or other drilling rig, drillship or vessel whose primary purpose is the exploration and production drilling for crude oil or hydrocarbons, in each case together with all related spares, equipment and any additions or improvements thereto to the extent such spares, equipment and additions or improvements are owned by the owner of the applicable Vessel. For purposes of determining the number of “Vessels” owned by the Company, any such related spares, equipment, additions or improvements shall constitute part of the Jackup Rig, Deepwater Vessel, drilling rig, drillship or vessel to which they relate and shall not constitute separate “Vessels.”

“Vessel Mortgage” means each first preferred or first priority mortgage and any other instruments, such as statutory mortgages and deeds, over any Collateral Vessel, each duly registered in the relevant registry in favor of the First Lien Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02. Other Definitions.

Term	Defined in Section
“Act”	Section 9.07(a)
“Additional Amounts”	Section 4.22(a)
“Affiliate Transaction”	Section 4.11(a)
“Appendix”	Section 2.01
“Asset Sale Offer”	Section 4.10(e)
“Asset Sale Offer Amount”	Section 3.09(b)
“Asset Sale Offer Period”	Section 3.09(b)
“Asset Sale Offer Settlement Date”	Section 3.09(b)
“Asset Sale Offer Termination Date”	Section 3.09(c)(i)
“Authorized Agent”	Section 12.07
“Builder Basket Start Date”	Section 4.07(a)(4)
“Change of Control Offer”	Section 4.15(a)
“Change of Control Payment”	Section 4.15(a)
“Change of Control Payment Date”	Section 4.15(a)
“Code”	Section 4.22(a)(8)
“Collateral Document Order”	Section 11.06
“Covenant Defeasance”	Section 8.03
“Decree”	Section 11.01(c)
“Discharge”	Section 8.08(5)
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.10(e)
“Indemnified Taxes”	Section 4.22(a)
“Insurances”	Section 4.25(b)(i)
“Insurers”	Section 4.25(b)(ii)
“Intercompany Transfers”	Section 4.08(a)(3)
“Involuntary Vessel Transfer”	Section 3.08(c)
“Legal Defeasance”	Section 8.02
“MD&A”	Section 4.03(a)(1)
“Owner’s Insurance Broker”	Section 4.25(b)(ii)
“Parent Entity”	Section 4.03(d)
“Paying Agent”	Section 2.03
“Payment Default”	Section 6.01(e)(1)
“Permitted Debt”	Section 4.09(b)
“Register”	Section 2.03
“Registrar”	Section 2.03
“Restricted Payments”	Section 4.07(a)(4)
“Reversion Date”	Section 4.23(b)
“Specified Tax Jurisdiction”	Section 4.22(a)
“Successor Company”	Section 5.01(a)(1)
“Successor Guarantor”	Section 5.01(b)(1)(A)
“Suspended Covenants”	Section 4.23(a)
“Suspension Period”	Section 4.23(b)
“Taxes”	Section 4.22(a)
“Vantage Holdings Hungary”	Section 11.01(c)

“Vessel Sale”	Section 3.08(b)

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture

(8) “including” means “including, without limitation”; and

(9) references herein to Articles, Sections and Exhibits are to be construed as references to articles of sections of, and exhibits to, this Indenture, unless the context otherwise requires.

Article 2
THE NOTES

Section 2.01. Form and Dating.

Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have other notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. The Notes shall be in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Appendix and the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture or a supplemental indenture hereto, as applicable, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any such provision conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02. Execution and Authentication.

At least one Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver Notes in an aggregate principal amount of $200,000,000 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in an authentication order of the Company. Such order shall specify the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 2.14 after the Issue Date, shall certify that such issuance is in compliance with Section 4.09,

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03. Registrar and Paying Agent.

The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in the contiguous United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such. Other than for purposes of effecting a redemption or an offer to purchase described in Sections 3.07, 3.08, 3.09, 4.10 and 4.15 or in connection with Legal Defeasance, Covenant Defeasance or Discharge, the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.

Section 2.04. Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m. New York City time, on each date on which any principal, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default under Section 6.01(a) or (b), upon written request to a Paying Agent, require such Paying Agent to forthwith pay to the Trustee all sums so held in trust by such Paying Agent and, in each case, to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or any of its Subsidiaries) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing, at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06. Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06 (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 or 9.05).

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Registrar or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Registrar, Paying Agent and the Trustee and in the judgment of the Company to protect the Company from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in interests in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company, any Guarantor or an Affiliate of the Company or any Guarantor holds the Note.

If the Paying Agent (other than the Company or a Subsidiary thereof) holds in trust, in accordance with this Indenture, by 11:00 a.m. New York City time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, if any, and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest on them shall cease to accrue.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Affiliate of the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned will be so disregarded. Notwithstanding anything in this Indenture to the contrary, no Person shall be deemed or presumed to have any such controlling interest, or to be under common control of any other Person with the Company or any Guarantor, solely as a result of (i) such Person and/or such other Person being or becoming a party to the Shareholders

Agreement (including exercising its rights thereunder) or (ii) such Person and/or such other Person being a Beneficial Owner of more than 10% of the Company’s outstanding Voting Stock, unless, in the case of the preceding clause (ii), such Person and/or such other Person (as determined in good faith by the Board of Directors of the Company) has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company, whether through the ownership of the Voting Stock of the Company, by contract (excluding for such purposes the Shareholders Agreement), or otherwise (excluding for all such purposes any shares of the Company’s Voting Stock held by any other party subject to the Shareholders Agreement attributable to such Person or such other Person as a result of the Shareholders Agreement).

Section 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for Temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits under this Indenture.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest at the rate specified in the second paragraph of Section 4.01 (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date (which special record date shall not be less than 10 days prior to the related payment date) to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13. CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any changes in “CUSIP” or “ISIN” numbers.

Section 2.14. Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Sections 4.09 and 4.12, to issue Additional Notes under this Indenture, which Additional Notes shall have identical terms and conditions as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and the date from which interest will accrue. The Initial Notes issued on the Issue Date, and any Additional Notes, will be equally and ratably secured by the Liens granted to the First Lien Collateral Agent on the Collateral and shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such non-fungible Notes will be issued with a separate CUSIP or ISIN number so they are distinguishable from the Notes issued on the Issue Date.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.09 that the Company is relying on to issue such Additional Notes; and

(2) the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first Interest Payment Date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes.

Article 3
REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or is required to redeem Notes pursuant to Section 3.08, it shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) either the clause of Section 3.07 or Section 3.08, as applicable, pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price or the method by which it will be determined, and (v) whether the Company requests that the Trustee give notice of such redemption.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, unless otherwise required by law or applicable stock exchange or Depository requirements, from the outstanding Notes not previously called for redemption. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than five Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed in part. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date (except that (i) redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge and (ii) optional redemption notices delivered in connection with a Change of Control may be delivered in accordance with the time periods set forth under Section 3.07(e)), the Company shall mail or cause to be mailed, by first class mail, or otherwise given in accordance with the procedures of the Depository, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Except in the case of a mandatory redemption pursuant to Section 3.08, notices of redemption may be subject to one or more conditions specified in the notice of redemption.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of such Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note will be issued in the name or transferred by book entry to the applicable Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP (or ISIN) number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP (or ISIN) number, if any, listed in such notice or printed on the Notes; and

(i) except in the case of a mandatory redemption pursuant to Section 3.08, a description of any conditions to the Company’s obligations to complete the redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03, Notes (or portions thereof) called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price, subject to the satisfaction of any conditions to the redemption specified in the notice of redemption. If delivered in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05. Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on any redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust as provided in Section 2.04) money sufficient in same day funds to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate and mail to such Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same Indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an authentication order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) At any time prior to February 15, 2025, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture, at one time or from time to time, at a redemption price equal to 109.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in an amount not greater than the net cash proceeds received by the Company from one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days after the date of the closing of such Equity Offering.

(b) At any time prior to February 15, 2025, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. The Company shall calculate, or cause the calculation of, the Applicable Premium and the Trustee shall have no duty to calculate or verify the Company’s calculations thereof.

(c) On or after February 15, 2025, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

YEAR	PERCENTAGE
2025	104.750%
2026	102.375%
2027 and thereafter	100.000%

(d) The Company may redeem the Notes, at its option, at any time in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to, but not including, the applicable redemption date, plus all Additional Amounts, if any, then due and which will become due as a result of the redemption or otherwise (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company determines in good faith that the Company or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Guarantees, Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company or the relevant Guarantor, as applicable (including making payment through a Paying Agent located in another jurisdiction but not, for the avoidance of doubt, changing the jurisdiction of incorporation of the Company or the relevant Guarantor ), as a result of:

(1) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction); or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction);

provided, however, that in the case of Additional Amounts required to be paid as a result of the Company or relevant Guarantor conducting business other than in the place of its incorporation or organization, such amendment or change must be announced or become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company or the relevant Guarantor, as applicable, would be obligated to pay Additional Amounts if a payment in respect of the Notes or the Guarantees were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Before the Company mails or delivers notice of redemption of the Notes as described above, the Company shall deliver to the Trustee and Paying Agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing that the Company or any Guarantor has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and Paying Agent will be entitled to conclusively rely upon the Officers’ Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

(e) (i) If the Company enters into a definitive agreement with respect to, and publicly announces, a Change of Control transaction at any time on or before the first anniversary of the Issue Date, the Company may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 105% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(ii) If the Company elects to exercise this redemption right, it must do so by delivering a redemption notice within 30 days following the Change of Control (or, at the Company’s option, prior to such Change of Control (and, if the Company so elects, conditioned upon the Change of Control occurring) but after the transaction giving rise to such Change of Control is publicly announced). The redemption date shall be no sooner than five Business Days and no later than 60 days, in each case, following the delivery of the redemption notice; provided, however, that if the notice is delivered prior to the Change of Control, the redemption date may be no sooner than five Business Days and no later than 60 days, in each case, following the consummation of the Change of Control. If the Company exercises the Change of Control redemption right, it may elect not to make the Change of Control Offer pursuant to Section 4.15(a) unless it defaults in payments due upon redemption. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.05.

Section 3.08. Mandatory Redemption

(a) Within five Business Days of delivery of the Company’s annual Officers’ Certificate to the Trustee pursuant to Section 4.04, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 50% of Excess Cash Flow for the Excess Cash Flow Period as set forth in such annual Officers’ Certificate at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) If a Vessel is transferred or disposed of in connection with an Asset Sale that is not an Involuntary Transfer (a “Vessel Sale”), then within 30 days following the Company’s receipt of Net Proceeds of such Vessel Sale, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 100% of the Net Proceeds of such Vessel Sale at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) If a Vessel is transferred or disposed of in connection with an Asset Sale that is an Involuntary Transfer (an “Involuntary Vessel Transfer”), and neither the Company nor any of the Guarantors has acquired a Vessel (which is not subject to any Liens) of at least substantially similar value as the Vessel subject to such Involuntary Vessel Transfer (with such value determined immediately prior to giving effect to such Involuntary Vessel Transfer) within 365 days following the Company’s receipt of the Net Proceeds of such Involuntary Vessel Transfer, then within 30 days following the end of such 365 day period, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 100% of the Net Proceeds of such Involuntary Vessel Transfer at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d) Any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Section 3.01 through Section 3.05.

Section 3.09. Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, it shall follow the additional procedures specified below.

(b) Each Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Offer Settlement Date”), the Company shall apply all Excess Proceeds (the “Asset Sale Offer Amount”) to the purchase of the Notes and other Indebtedness of the Company or the applicable Restricted Subsidiary as specified in Section 4.10 or, if less than the Asset Sale Offer Amount has been validly tendered (and not validly withdrawn), all Notes and other Indebtedness of the Company or such Restricted Subsidiary, as applicable, validly tendered (and not validly withdrawn) in response to the Asset Sale Offer.

(c) Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, or otherwise in accordance with the requirements of the Depository, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Asset Sale Offer Termination Date”);

(ii) the Asset Sale Offer Amount, the purchase price and the Asset Sale Offer Settlement Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Asset Sale Offer Settlement Date;

(v) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Asset Sale Offer Termination Date;

(vi) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Asset Sale Offer Termination Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(vii) that, if the aggregate principal amount of Notes or other First Lien Debt surrendered by Holders and holders of such other First Lien Debt, collectively, exceeds the Asset Sale Offer Amount, the Company shall select the Notes and such other First Lien Debt to be purchased from the amount allocated therefor on a pro rata basis unless otherwise required by law or applicable stock exchange or Depository requirements (with such adjustments as may be deemed appropriate by the Company so that only Notes and First Lien Debt in denominations of $2,000 and integral multiples of $1,000 in excess thereof will be outstanding after such purchase); and

(viii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

Promptly after the Asset Sale Offer Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10. Prior to 11:00 a.m., New York City time, on the Asset Sale Offer Settlement Date, the Company, the Depository or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

Section 3.10. No Mandatory Sinking Fund.

Except as set forth under Sections 3.08, 4.10 and 4.15, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Article 4
COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, interest, premium, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, interest and premium, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest and premium, if any, then due. Subject to Section 4.22, all payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any Taxes, unless the withholding or deduction of such Taxes is then required by law.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then-applicable interest rate on the Notes; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate as on overdue principal to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) in the contiguous United States where Notes may be presented or surrendered for payment and shall maintain an office or agency in the contiguous United States (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency for the purpose of service of legal process against the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Reports.

(a) Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall furnish to the Trustee and the Holders, so long as any Notes are outstanding:

(1) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be included in a quarterly report on Form 10-Q or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 6-K (or, in each case, any successor form) containing, whether or not required, the Company’s unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2) within 120 days after the end of each fiscal year, all financial information that would be required to be included in an annual report on Form 10-K or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 20-F (or, in each case, any successor form) containing, whether or not required, the Company’s audited consolidated financial statements, a report thereon by the Company’s certified independent accountants and an MD&A for such fiscal year; and

(3) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 6-K (or, in each case, any successor form); provided that the foregoing shall not obligate the Company to make available (i) any information regarding the occurrence of any of the following events if the Company reasonably determines that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries, on the one hand, and any director, officer or manager of the Company or any of its Subsidiaries, on the other hand, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 6-K (or, in each case, any successor form) or (iv) any trade secrets, privileged or confidential information obtained from another Person or competitively sensitive information: (a) the entry into or termination of material agreements; (b) significant acquisitions or dispositions (which shall only refer to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”); (c) bankruptcy; (d) cross-default under direct material financial obligations; (e) material impairments; (f) a change in the Company’s certifying independent auditor; (g) the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only); (h) non-reliance on previously issued financial statements; and (i) change of control transactions, in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below;

provided, however, that the Company shall not be required to provide (1) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (2) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or in each case any successor provisions) or any schedules required by Regulation S-X, (3) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (4) XBRL exhibits, (5) earnings per share information, or (6) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A. In addition, notwithstanding the foregoing, the Company will not be required to (x) comply with Section 302, 906 or 404 of the Sarbanes-Oxley Act of 2002, as amended, or (y) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any information set forth in the foregoing clauses (1), (2) or (3) is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article 6 if Holders of at least 25% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such filing or furnishing.

(b) In addition, to the extent not satisfied by the foregoing paragraph (a), for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(c) Substantially concurrently with the furnishing of such information to the Trustee or Holders pursuant to paragraph (a) or (b) above, the Company shall also use its commercially reasonable efforts to post copies of such information required by paragraph (a) or (b) above on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the U.S. Securities Act or non-U.S. persons (as defined in Regulation S under the U.S. Securities Act) that certify their status as such to the reasonable satisfaction of the Company) and securities analysts and market making financial institutions that are reasonably satisfactory to the Company. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts to do so, the Company shall furnish such reports to the Holders, upon their request. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d) The Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to a direct or indirect parent of the Company (a “Parent Entity”); provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e) Notwithstanding anything to the contrary set forth in this Section 4.03, if the Company or any Parent Entity has furnished or filed with the SEC the reports described in paragraph (a) above with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 4.03. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed with the SEC or postings to any website have occurred.

(f) The Company agrees that, for so long as any Notes remain outstanding, it will hold and participate in quarterly conference calls with the Holders and securities analysts relating to the financial condition and results of operations of the Company and the Restricted Subsidiaries.

(g) If the Company has designated any Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.03 shall include a reasonably detailed presentation of the financial condition and results of operations of the Unrestricted Subsidiaries separate from the financial condition and results of operations of the Company and the Restricted Subsidiaries.

(h) Delivery of reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall have no duty to review or analyze reports delivered to it.

Section 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate stating (i) that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the other Note Documents, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the other Note Documents applicable to the Company and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and (ii) either (x) that all action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture and all amendments, supplemental indentures, financing statements, continuation statements and other documents, as are necessary to maintain the perfected Liens created under the Collateral Documents under applicable law and reciting the details of such action or referring to prior Officers’ Certificates in which such details are given or (y) that no such action is necessary to maintain such Liens.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 10 Business Days of any of its Officers becoming aware of any Default or Event of Default, a written statement specifying the nature of such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Company or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving the Company or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any other Restricted Subsidiary (and, if such Restricted Subsidiary has holders of Equity Interests other than the Company or other Restricted Subsidiaries, to its other holders of Equity Interests on a pro rata basis or on a basis that is more favorable to the Company and the Restricted Subsidiaries than pro rata));

(2) purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving the Company) any Equity Interests of the Company held by any Person (other than any such Equity Interests held by the Company or any Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by an affiliate of the Company (other than Equity Interests held by the Company or any Restricted Subsidiary) (in each case other than in exchange for Equity Interests of the Company that do not constitute Disqualified Stock);

(3) make any cash interest payment on or with respect to, or principal or premium payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Junior Debt; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II) the Company could Incur, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, at least $1.00 of additional Indebtedness pursuant to Section 4.09(a);

(III) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (14) of Section 4.07(b)), is less than the sum, without duplication, of:

(A) 50% of the Company’s Consolidated Net Income on a consolidated basis for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter after the Issue Date during which the Company’s Consolidated Net Income is positive (the “Builder Basket Start Date”) and ending on the last day of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds or the Fair Market Value of assets other than cash, in each case received by the Company or any Restricted Subsidiary from any Person other than the Company or any of its Subsidiaries since the Builder Basket Start Date as a contribution to its common equity capital or from the issue or sale of the Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) 100% of the aggregate net cash proceeds or the Fair Market Value of assets other than cash, in each case received by the Company or any Restricted Subsidiary from the sale or other disposition of, or other returns on Investment from, any Restricted Investment that was made after the Builder Basket Start Date pursuant to this paragraph or the Equity Interests of an Unrestricted Subsidiary; plus

(D) to the extent that any Unrestricted Subsidiary designated as such after the Builder Basket Start Date pursuant to this paragraph is redesignated as a Restricted Subsidiary or is merged, amalgamated or consolidated with (or substantially all of the assets of which are transferred to) the Company or a Restricted Subsidiary, the Fair Market Value of the Restricted Investment made by the Company or any of the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the date of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (III)(B) of Section 4.07(a) above;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Debt with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption, cancellation, or other acquisition or retirement for value of, or agreement to do any of the foregoing with respect to, any Equity Interests of the Company or any Restricted Subsidiary granted pursuant to any Management Incentive Plan Award; provided that the aggregate price paid for all such repurchased, redeemed, cancelled, acquired or retired Equity Interests may not exceed $3 million in any twelve-month period (with any portion of such $3 million that is unused in any twelve-month period to be carried forward to successive twelve-month periods and added to such amount);

(5) (a) the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof, and (b) the purchase, redemption, net-settlement, or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director or employee of the Company or any Restricted Subsidiary in connection with the exercise, vesting or settlement of any equity compensation (including, without limitation, any Management Incentive Plan Awards or other stock option, restricted stock or phantom stock award), in each case in this clause (b), solely in order to satisfy any tax withholding obligation with respect to such exercise, vesting or settlement;

(6) any purchase, redemption, defeasance or other acquisition or retirement of any Junior Debt from proceeds of an Asset Sale or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company or a Restricted Subsidiary has made the Asset Sale Offer or Change of Control Offer, as applicable, as provided in this Indenture and has completed the repurchase of all Notes validly tendered for payment in connection with such Asset Sale Offer or Change of Control Offer in accordance with the requirements of this Indenture;

(7) so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09;

(8) cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture;

(9) so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, any Restricted Payment so long as the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made under this clause (9) since the Issue Date, does not exceed $10 million; and

(10) so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, any Restricted Payment so long as, at the time of, and after giving effect to, such Restricted Payment, the Company’s First Lien Leverage Ratio does not exceed 2.0 to 1.0.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(a) or the preceding clauses (1) through (10) of this Section 4.07(b) or as a Permitted Investment, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

Section 4.08. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2) make loans or advances to the Company or any of the Restricted Subsidiaries; or

(3) sell, or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries (all such actions set forth in these clauses (1) through (3) being collectively referred to as “Intercompany Transfers”).

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions on the ability of any of the Restricted Subsidiaries to make Intercompany Transfers existing under or by reason of:

(1) agreements governing Indebtedness as in effect on the Issue Date;

(2) restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Indenture;

(3) this Indenture, the Intercreditor Agreement, the other Collateral Documents, the Notes and the Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged of the nature described in clause (3) of Section 4.08(a);

(8) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Liens permitted to be Incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(12) encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) with respect to property under a charter, lease, sub-lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property;

(13) instruments governing Indebtedness, Disqualified Stock or Preferred Stock that is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09; provided that, at the time such Indebtedness is Incurred, either (a) such encumbrances or restrictions would not reasonably be expected to materially impair the Company’s ability to make scheduled payments of interest and principal on the Notes when due or any Guarantor’s ability to make payment under its Guarantee, as determined in good faith by the Board of Directors of the Company or a Financial Officer of the Company, or (b) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture and the Notes, as determined in good faith by the Board of Directors or a Financial Officer of the Company;

(14) restrictions contained in Hedging Obligations permitted under this Indenture;

(15) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating to such joint venture; and

(16) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur,” and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Company will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock in an amount equal to the greater of (i) an amount such that, after giving effect to such Incurrence or issuance and the application of the proceeds therefrom, the Consolidated Interest Coverage Ratio would have been at least 2.0 to 1.0 and (ii) an amount such that, after giving effect to such Incurrence or issuance and the application of the proceeds therefrom (including the acquisition of any Collateral Vessel or other Collateral constituting marine spare parts and equipment held in inventory (as reflected on the consolidated balance sheet of the Company) or onboard Collateral Vessels), the aggregate amount of Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries (including any outstanding Notes and any Permitted Refinancing Indebtedness in respect thereof, but excluding intercompany Indebtedness permitted by clause (5) of Section 4.09(b)) does not exceed 60% of the sum, without duplication, of (x) the Appraised Market Value of the Collateral Vessels and (y) the Fair Market Value (as determined by a recent appraisal of a qualified independent third party) of any other Collateral constituting marine spare parts and equipment held in inventory (as reflected on the consolidated balance sheet of the Company) or onboard Collateral Vessels.

(b) The provisions of Section 4.09(a) will not, however, prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under the Notes and the Guarantees thereof issued on the Issue Date;

(2) Indebtedness existing on the Issue Date and any guarantees thereof (excluding Indebtedness described in clause (1) above or clause (3) below);

(3) the Incurrence by the Company or any Guarantor of (a) up to $25 million of Indebtedness represented by a Cash Collateralized Letter of Credit Facility and (b) up to $25 million of Indebtedness (which may be, without limitation, First Lien Debt) pursuant to one or more credit facilities provided by one or more commercial banks providing revolving credit (including letter of credit availability) to the Company or any Guarantor for working capital or other general corporate purposes;

(4) the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.09(a) or clause (1) or (2) of this Section 4.09(b) or this clause (4);

(5) the Incurrence by Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that;

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the applicable Guarantees, in the case of a Guarantor; and

(B) upon any (i) subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, or (ii) sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary, the exception provided by this clause (5) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance, sale or transfer;

(6) the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes:

(7) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Guarantee, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8) (a) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of statutory obligations, workers’ compensation claims, self-insurance obligations, surety, customs, importation or appeal bonds, performance bonds or other Indebtedness of a like nature, in each case in the ordinary course of business and (b) surety or appeal bonds related to judgments or litigation;

(9) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days, and the Incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of Cash Management Obligations and netting services, automatic clearinghouse and similar arrangements in the ordinary course of business, in each case in connection with deposit accounts;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(11) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness not otherwise permitted pursuant to clauses (1) through (10) above or clauses (12) through (15) below in an amount, together with any other

Indebtedness Incurred pursuant to this clause (11) then outstanding, not in excess of $50 million;

(12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment or other assets (including Capital Stock) used in the business of the Company or any Restricted Subsidiary, and Permitted Refinancing Indebtedness in respect thereof, in an amount, together with any other Indebtedness Incurred pursuant to this clause (12) and Permitted Refinancing Indebtedness in respect thereof then outstanding, not to exceed the greater of $18 million and 2.5% of Total Assets;

(13) the issuance of shares of Preferred Stock of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of Equity Interests or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock ceasing to be a Restricted Subsidiary or any other transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (13);

(14) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Company or a Restricted Subsidiary and to other holders of Equity Interests or participants of such joint venture so long as (i) the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders and (ii) the amount of such Indebtedness, Disqualified Stock or Preferred Stock, together with any other Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued pursuant to this clause (14) then outstanding, does not exceed $15 million; and

(15) Indebtedness Incurred or Disqualified Stock issued by the Company or any Restricted Subsidiary or Preferred Stock issued by any of the Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or could be Incurred pursuant to Section 4.09(a), the Company or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person; and

(4) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by the specified Person at such date.

(c) Notwithstanding anything to the contrary in this Indenture, the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) that is contractually subordinated in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency will be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or the applicable Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For the avoidance of doubt, any reversal of the satisfaction and discharge of the indenture governing the Existing Notes or failure to consummate the redemption of such Existing Notes as described in the Description of Notes shall be deemed to be an Incurrence of Indebtedness and Liens in respect of such Existing Notes.

Section 4.10. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in such Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided, that the foregoing requirements shall not apply with respect to any Involuntary Transfer.

(b) For purposes of Section 4.10(a), each of the following will be deemed to be cash:

(1) any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed, repaid or retired by the transferee of any such assets so long as the Company or such Restricted Subsidiary is released from further liability in respect thereof; and

(2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after receipt thereof, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; provided, however, that to the extent such securities consist of publicly-traded common equity securities of a Public Company having a world-wide market capitalization of at least $500 million at the time of receipt by the Company or the applicable Restricted Subsidiary, such 180-day period shall be extended to 365 days (and provided, further, that a binding commitment made within such 365-day period by the Company or the applicable Restricted Subsidiary to convert such securities into cash or Cash Equivalents shall be permitted under this clause (2) so long as such securities are actually so converted within 545 days from the receipt thereof);

(3) any Designated Noncash Consideration received by the Company or any of the Restricted Subsidiaries from the transferee having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $15 million at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(4) cash held in escrow as security for any purchase price settlement, for damages, in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale, in each case until released from escrow and received by the Company or any of the Restricted Subsidiaries.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer other than an Involuntary Vessel Transfer, but excluding any Vessel Sale or Involuntary Vessel Transfer), the Company or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds at its option to any combination of the following:

(1) (a) to purchase, repay or prepay Superpriority Debt (and, if such Superpriority Debt consists of revolving debt, to correspondingly reduce commitments with respect thereto) or cash collateralize letters of credit in respect of Superpriority Debt or (b) to purchase, repay or prepay First Lien Debt other than Superpriority Debt; provided that, to the extent purchases, repayments or prepayments of any First Lien Debt are made pursuant to this clause (1)(b), the Company shall equally and ratably redeem the Notes as provided in Section 3.07 or repay or offer to repay Notes, through open-market purchases or by making an offer to Holders in accordance with the procedures set forth in Section 3.09 and this Section 4.10 for an Asset Sale Offer;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary as a result of such acquisition;

(3) to make a capital expenditure that is used or useful in a Permitted Business; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Collateral Vessels, related assets and any related Ready for Sea Costs) or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs, provided that (x) a binding commitment made within the 365-day period described above by the Company or the applicable Restricted Subsidiary to apply Net Proceeds from an Asset Sale in accordance with clauses (2), (3) and/or (4) above shall satisfy the requirements of such clauses with respect to such Net Proceeds so long as such Net Proceeds are actually so applied within 545 days from the receipt thereof from such Asset Sale and (y) if all or any portion of the assets sold or transferred in such Asset Sale constituted Collateral, in the case of any application of Net Proceeds pursuant to clause (2), (3) or (4) above, the Company shall, or shall cause the applicable Restricted Subsidiary to, pledge any assets (including, without limitation, any acquired Capital Stock) acquired with such Net Proceeds to secure the Notes Obligations on a first-priority secured basis (subject to the payment priority in favor of the holders of Superpriority Debt, if any, set forth in the Collateral Documents and subject to Permitted Collateral Liens) pursuant to the Collateral Documents in accordance with this Indenture.

(d) Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of the Company or any of the Restricted Subsidiaries, respectively, or invest the Net Proceeds in cash and Cash Equivalents.

(e) Any Net Proceeds from Asset Sales (excluding any Vessel Sale or Involuntary Vessel Transfer) that are not applied or invested as provided in Section 4.10(c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 10 Business Days thereof, make an offer (an “Asset Sale Offer”) in accordance with Section 3.09 to all Holders and holders of any other First Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem such First Lien Debt with the proceeds of sales of assets to purchase, prepay or redeem the Notes and such other First Lien Debt on a pro rata basis in an aggregate principal amount equal to the Excess Proceeds. The repurchase date in any Asset Sale Offer shall be specified by the Company, which date will be no earlier than 30 days and no later than 60 days from the date the notice of such Asset Sale Offer is delivered. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or other First Lien Debt tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and other First Lien Debt for purchase on a pro rata basis unless otherwise required by law or applicable stock exchange or Depository requirements (with such adjustments as may be deemed appropriate by the Company so that only Notes and other First Lien Debt in denominations of $2,000 and integral multiples of $1,000 in excess thereof will be outstanding after such purchase). For the purposes of calculating the principal amount of any such Indebtedness not denominated in U.S. dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Asset Sale Offer is announced. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those requirements, laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(g) The provisions of this Section 4.10 with respect to the Company’s obligation to make an Asset Sale Offer as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.11. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving, with respect to any such transaction or series of related transactions, payments or consideration in excess of $1 million, unless:

(1) the Affiliate Transaction is on terms that are either (a) no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or (b) if, in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a resolution of the Board of Directors of the Company accompanied by an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such

Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion issued to the Board of Directors of the Company by an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that the terms of such Affiliate Transaction are no less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that could have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company.

For the avoidance of doubt, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $25 million or less, the determination that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 4.11 may be made by a Financial Officer of the Company.

(b) The following items will not be deemed to be Affiliate Transactions, as applicable, and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) any employment agreement, employee benefit plan, compensation plan or arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) payment of reasonable directors’ fees to directors of the Company or any Restricted Subsidiary;

(3) transactions solely between or among the Company and/or any of the Restricted Subsidiaries;

(4) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of capital contributions from, Affiliates of the Company;

(5) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding;

(6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7) Permitted Investments (other than Investments permitted by clause (3) of the definition thereof) and Restricted Payments that do not violate the provisions of Section 4.07;

(8) transactions between the Company or any of the Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(9) any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not materially less favorable, taken as a whole, to the Holders); and

(10) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business of the Company and the Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors or management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the same time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Section 4.12. Limitation on Liens.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist (i) any Lien of any kind on any Collateral, except for Permitted Collateral Liens, or (ii) any Lien of any kind securing Indebtedness on any of its property or assets that are not Collateral, except for Permitted Liens.

Section 4.13. Additional Guarantees.

If (i) the Company acquires or creates any Restricted Subsidiary (other than an Immaterial Subsidiary), or (ii) as of the date of any financial statements delivered pursuant to Section 4.03, a Restricted Subsidiary that was previously an Immaterial Subsidiary has ceased to meet the definition thereof (but remains a Restricted Subsidiary), then the Company will (1) cause such Subsidiary to, within 20 Relevant Business Days of such event, (x) execute and deliver to the Trustee a supplemental indenture substantially in the form of Annex A hereto pursuant to which such Person will become a Guarantor and (y) execute amendments to the Collateral Documents pursuant to which it will grant a Lien on any Collateral held by it in favor of the First Lien Collateral Agent, for the benefit of the Holders, and become a Collateral

Grantor thereunder, and cause such Liens to be perfected as required thereby and (2) deliver to the Trustee and First Lien Collateral Agent one or more opinions of counsel in connection with the foregoing as specified in this Indenture.

Section 4.14. Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence.

Section 4.15. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs and the Company does not exercise its right to redeem the Notes pursuant to Section 3.07(e), the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following any Change of Control, and only if the Company has not exercised its right to redeem the Notes pursuant to Section 3.07(e), the Company shall deliver a notice to the Trustee and paying agent and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(2) the Change of Control Payment and the Change of Control Payment Date, which will be no earlier than 30 days and no later than 60 days from the date such notice is delivered;

(3) that any Note not properly tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the close of business on third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those requirements, laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On or before the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee and Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The paying agent shall deliver to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.

(e) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) The provisions of this Section 4.15 relating to the Company’s obligation to make a Change of Control Offer, including the definition of “Change of Control,” may be waived or modified at any time (including after a Change of Control) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.16. Payments for Consent.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, any Guarantee or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Notwithstanding the foregoing, the Company and the Guarantors shall be permitted, in connection with any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, any Guarantee or the Notes, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefor, could reasonably be interpreted as requiring the Company or any Guarantor to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the U.S. federal securities laws and the laws of the European Union or any of its member states), which the Company in its sole discretion reasonably determines (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.

Section 4.17. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1) the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to Section 4.07, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4) the Company delivers to the Trustee an Officers’ Certificate giving effect to such designation.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

(b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(1) the Company and the Restricted Subsidiaries may Incur the Indebtedness and Liens (and the Company and the Restricted Subsidiaries shall be deemed to Incur such Indebtedness and Liens upon such designation) of such Subsidiary under Sections 4.09 and 4.12;

(2) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(3) the Company delivers to the Trustee an Officers’ Certificate giving effect to such designation.

Section 4.18. Business Activities.

The Company will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses and ownership of Persons engaged in Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Section 4.19. Partial Vessel Transfers.

The Company and the Guarantors shall be permitted to transfer partial interests in a Collateral Vessel in a transaction that complies with the terms of this Indenture, including Section 4.10 and Section 5.01 and upon completion of the following:

(a) the Company shall give the First Lien Collateral Agent written notice of any such proposed transfer not fewer than 14 days prior to the anticipated date of such transfer;

(b) any bill of sale or other instrument of partial transfer shall state on its face that the interest transferred is subject to the Lien of the relevant Vessel Mortgage;

(c) the relevant Collateral Vessel will be duly re-registered in the joint names of the transferor Guarantor and the transferee showing the individual percentage interest held by each under the laws and flag of the relevant jurisdiction simultaneously with such transfer and evidence thereof delivered to the First Lien Collateral Agent on such date;

(d) simultaneously with such transfer the transferee will acknowledge in writing to the First Lien Collateral Agent that it takes its interest subject to the Vessel Mortgage;

(e) on the same date of such transfer, the Company shall deliver to the First Lien Collateral Agent a certificate of ownership and encumbrance or similar certificate issued by the jurisdiction of registration of the Collateral Vessel evidencing (x) re-registration in the joint names of the transferor Guarantor and the transferee and (y) the continuance of the Vessel Mortgage in favor of the First Lien Collateral Agent; and

(f) the Company shall cause to be delivered to the First Lien Collateral Agent on the same date of such transfer a legal opinion from outside counsel reasonably satisfactory to the First Lien Collateral Agent to the following effect (i) the Collateral Vessel is duly registered (preliminarily registered if the jurisdiction is Panama) in the joint names of the transferor Guarantor and the transferee with the appropriate authorities of the Collateral Vessel’s jurisdiction of registry; (ii) the Vessel Mortgage continues to constitute the legal, valid and binding obligation of the transferor Guarantor and remains duly registered as a First Lien Vessel Mortgage in favor of the First Lien Collateral Agent with priority dating back to the date on which such First Lien Vessel Mortgage was initially registered in favor of the First Lien Collateral Agent; (iii) all pledges of Collateral relating to the Collateral Vessel continue to constitute legal, valid and binding obligations of the transferor Guarantor; (iv) all filings and consents with respect to such transfer in the relevant jurisdictions have been obtained or made; and (v) such transfer is in compliance with the terms of this Indenture. Such legal opinion shall be in form and substance reasonably satisfactory to the First Lien Collateral Agent. The counsel issuing such opinion may rely on local counsel admitted to practice in the jurisdiction of registration of the Collateral Vessel with respect to matters governed by the laws of such jurisdiction. If the Collateral Vessel transferred is registered under the laws and flag of Panama, the Company shall also deliver to the First Lien Collateral Agent an opinion of Panamanian counsel reasonably satisfactory to the First Lien Collateral Agent not later than five (5) months after the date of transfer confirming that such Collateral Vessel has been permanently registered in the joint names of the transferor Guarantor and the transferee.

Section 4.20. Rights to Earnings from the Collateral Vessels.

(a) The Company shall not permit any of the Restricted Subsidiaries (other than any Guarantor) to be the owner of a Vessel or an Internal Charterer, or to be subject to a Contract Winning Trigger. The Company shall, or shall cause one or more of the Guarantors to, cause all Earnings paid or payable to the Company or any Guarantor under each Drilling Contract to be deposited into one or more Earnings Accounts and at all times maintain the Earnings Accounts. Each Earnings Account shall at all times be in the name of the Company or a Guarantor and be subject to an account control agreement (or other comparable arrangement under applicable laws) effective to perfect the first priority security interest of the First Lien Collateral Agent for the benefit of Holders (except for deposit accounts that are Excluded Property).

(b) Notwithstanding Section 4.20(a), if the terms of a Drilling Contract or any applicable legal requirements require that any such Earnings be paid to a non-United States bank account by the counterparty to such Drilling Contract, this Section 4.20 shall not be deemed violated if funds standing to the credit of such account are transferred as soon as reasonably practicable after deposit thereof in the jurisdiction in which the account is located to an account that qualifies as an Earnings Account.

Section 4.21. Reflagging.

(a) The Company shall not and shall not permit any Guarantor to change the state of registration of a Collateral Vessel from its state of registration as of the Issue Date (or as of the date it becomes a Collateral Vessel, if later) to any other jurisdiction; provided that the state of registration of any Collateral Vessel may be changed to an Approved Flag State if:

(1) a replacement mortgage and, if applicable, deed of covenants is entered into by the applicable Guarantor;

(2) the replacement mortgage is registered with the new state of registration; and

(3) an opinion of counsel selected by the Board of Directors of the Company, acting in good faith, is provided to the First Lien Collateral Agent confirming the enforceability of the replacement mortgage and its due registration, in each case, as soon as reasonably practicable following the release of the mortgage over the applicable Collateral Vessel.

The First Lien Collateral Agent shall, at the cost of the Company, release the mortgage and other applicable security over the applicable Collateral Vessel, and take such other steps as may be reasonably required in connection with a change of the state of registration of a Collateral Vessel provided that the Company and the Guarantors provide the documents listed above as soon as reasonably practicable upon the release of the mortgage and other applicable security over the applicable Collateral Vessel.

Section 4.22. Payment of Additional Amounts.

(a) All payments made by or on behalf of the Company or any Guarantor under or with respect to the Notes or the Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, additions to tax, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Cayman Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company or any Guarantor (including any successor entity) is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (each a “Specified Tax Jurisdiction” and such Taxes, “Indemnified Taxes”), will at any time be required to be made from any payments made under or with respect to the Notes or the Guarantees, the Company, the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by each Holder after such withholding or deduction (including any withholding or deduction from Additional Amounts) will not be less than the amount such Holder would have received if such Indemnified Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable for or on account of:

(1) any Taxes to the extent such Taxes would not have been so imposed but for the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) having any present or former connection with the Specified Tax Jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein (other than the mere acquisition, ownership, holding, enforcement, exercise of rights or receipt of payment in respect of the Notes or the Guarantees);

(2) any estate, inheritance, gift, sales, excise, transfer, capital gains, personal property Tax or similar Taxes;

(3) any Taxes to the extent such Taxes are imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company or the relevant Guarantor, as applicable, any form or document that such Holder or beneficial owner is legally entitled to complete, execute, and deliver, that may be required by law or by reason of administration of such law and that is reasonably requested in writing to be delivered to the Company or the relevant Guarantor in order to enable the Company or the relevant Guarantor to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company or the relevant Guarantor;

(4) any Taxes to the extent such Taxes would not have been so imposed but for the beneficiary of the payment having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(5) [Reserved];

(6) any Taxes to the extent such Taxes are imposed on a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(7) any Taxes to the extent such Taxes are payable other than by deduction or withholding at source;

(8) Taxes imposed pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any regulations thereunder or official interpretations thereof, any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), or any agreement entered into pursuant to section 1471(b)(1) of the Code; or

(9) any combination of items (1) through (8) above.

(b) If the Company or any Guarantor, as applicable, becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Guarantees, the Company or the relevant Guarantor, as applicable, will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor, as applicable, will deliver to the Trustee and Paying Agent promptly thereafter but in no event later than five Business Days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof as to the amount of such payments and that such payments are necessary. The Company or the relevant Guarantor, as applicable, will provide the Trustee and Paying Agent with documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of Additional Amounts.

(c) The Company or the relevant Guarantor or applicable withholding agent, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company or the relevant Guarantor or applicable withholding agent, as applicable, will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Company to the Holders.

(d) Whenever in this Indenture or the Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Guarantees, such reference will be deemed to include payment of Additional Amounts as described in this Section 4.22 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. For the avoidance of doubt, with respect to Notes represented by a Global Note, a Holder with respect to Additional Amounts and the related provisions of this Indenture shall be deemed to include a Holder representing the interests of a beneficial owner of the Notes or acting on behalf of a beneficial owner of the Notes.

(e) The Company or the relevant Guarantor, as applicable, will pay any present or future stamp, issue, registration, value added, court or documentary taxes or any other excise or property taxes, charges or similar levies (including penalties, additional amounts, interest and any other liabilities and reasonable expenses related thereto) that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or the Guarantees, and the Company or the relevant Guarantor, as applicable.

(f) The obligations of the Company and the Guarantors under this Section 4.22 will survive any termination, defeasance or discharge of this Indenture and any transfer by a Holder of its Notes, and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes or any jurisdiction from or through which payment is made or any political subdivision or authority or agency thereof or therein.

Section 4.23. Suspended Covenants.

(a) During any period of time (1) the Notes have an Investment Grade Rating and (2) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and the Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(a)(4) of this Indenture (collectively, the “Suspended Covenants”).

(b) In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.23(a) and, subsequently, Moody’s or S&P withdraws its rating or downgrades the rating assigned to the Notes so that the Notes do not have an Investment Grade Rating, or an Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing (the “Reversion Date”), then the Company and the Restricted Subsidiaries shall, on and after the Reversion Date, be subject to the Suspended Covenants. The period of time between the date the Suspended Covenants become suspended and the Reversion Date is referred to herein as the “Suspension Period.” During the Suspension Period, the Board of Directors of the Company may not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind under this Indenture or the Notes will be deemed to have occurred as a result of a failure of the Company and the Restricted Subsidiaries to comply with a Suspended Covenant during the Suspension Period.

(c) Calculations made on and after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as if Section 4.07 had been in effect at all times since the Issue Date, but not during the Suspension Period, and no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made during the Suspension Period. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Period will be classified as having been incurred pursuant to clause (2)(a) of Section 4.09(b).

(d) The Company shall provide the Trustee and Holders with prompt written notice of any event or events giving rise to a Suspension Period or a Reversion Date, the date thereof and identifying the Suspended Covenants. The Trustee shall have no duty to monitor the ratings of the Notes or the occurrence of a Suspension Period or a Reversion Date, or to notify Holders of the same.

(e) Notwithstanding that the Suspended Covenants may be reinstated, without causing a Default or Event of Default, following a Reversion Date the Company and the Restricted Subsidiaries shall be permitted to honor any contractual commitments entered into during the Suspension Period; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

Section 4.24. [Reserved].

Section 4.25. Maintenance of Property.

The Company will, and will cause each of the Restricted Subsidiaries to, (i) keep all material property necessary to the business of the Company and the Restricted Subsidiaries in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as would not reasonably be expected to have a material adverse effect on the operations, business, properties or financial condition of the Company and the Restricted Subsidiaries, taken as a whole, and (ii) furnish to the First Lien Collateral Agent, at the written request of the First Lien Collateral Agent, a complete description of the material terms of insurance carried on the Collateral Vessels.

Section 4.26. Further Assurances.

The Company shall, and shall cause each other Collateral Grantor to, at the Company’s sole cost and expense:

(a) at the request of the First Lien Collateral Agent (acting at the direction of the Holders of a majority in aggregate principal amount of the Notes then outstanding), execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable (i) to describe more fully or accurately the property intended to be Collateral or the obligations intended to be secured by any Collateral Document and/or (ii) to continue and maintain the First Lien Collateral Agent’s first-priority perfected security interest in the Collateral (subject to payment priority in favor of holders of Superpriority Debt, if any, set forth in the Collateral Documents and subject to Permitted Collateral Liens); and

(b) at the request of the First Lien Collateral Agent (acting at the direction of Holders of a majority in aggregate principal amount of the Notes then outstanding), file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Documents.

Section 4.27. Limitation on Certain Agreements.

The Company shall not permit any Collateral Grantor to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Notes, (ii) any other First Lien Obligations (so long as the Notes are required to be repaid, redeemed, defeased, acquired or retired on a ratable basis with such other First Lien Obligations) or (iii) otherwise as may be permitted or required by this Indenture or the Collateral Documents, including with respect to any Permitted Collateral Liens; provided that any such agreement may be entered into to the extent it permits such proceeds to be applied to First Lien Obligations (including the Notes) prior to or instead of such other Indebtedness.

Article 5
SUCCESSORS

Section 5.01. Merger, Consolidation, or Sale of Assets.

(a) The Company will not, directly or indirectly: (A) amalgamate, consolidate or merge with or into another Person (whether or not the Company is the Person formed by or surviving any such amalgamation, consolidation or merger); or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1) either (x) the Company will be the surviving or continuing Person or (y) the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of a Permitted Jurisdiction (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes and the other Notes Obligations and the Collateral Documents to which the Company is a party, if any, and agrees to be bound by all the provisions of this Indenture and such Collateral Documents pursuant to a supplemental indenture or an amendment thereto, as applicable;

(3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) except with respect to a transaction solely between or among the Company and any of the Restricted Subsidiaries, immediately after giving pro forma effect to such transaction, any related financing transactions and the use of proceeds therefrom and treating any Indebtedness that becomes an obligation of the Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a);

(5) in the event that the Successor Company is organized in a jurisdiction that is different from the jurisdiction in which the Company was organized immediately before giving effect to such transaction, the Successor Company has delivered to the Trustee an Opinion of Counsel stating that the obligations of the Successor Company under this Indenture are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions;

(6) if applicable, the Successor Company causes such amendments, supplements or other instruments with respect to the Collateral Documents to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the First Lien Collateral Agent on any Collateral owned by or transferred to the Successor Company and delivers an opinion of counsel as to the enforceability thereof and such other matters as the Trustee may reasonably request;

(7) any Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the First Lien Collateral Agent for the benefit of the holders of the First Lien Obligations and (c) not be subject to any other Lien other than Permitted Collateral Liens; and

(8) the Company or Successor Company delivers to the Trustee an Officers’ Certificate stating that such amalgamation, consolidation, merger or transfer and any supplemental indentures and each amendment comply with this Section 5.01(a).

For purposes of the foregoing, (i) entry by the Company or any Subsidiary of the Company into one or more Drilling Contracts or other charters, pool agreements or drilling contracts with respect to any Vessels entered into in the ordinary course of business will be deemed to not constitute a sale, assignment, transfer, conveyance or other disposition subject to this Section 5.01(a) and (ii) any Vessel Sale or Involuntary Vessel Transfer with respect to (x) more than one Deepwater Vessel or (y) a Deepwater Vessel and one or more Jackup Rigs will be deemed to constitute a sale, assignment, transfer, conveyance or other disposition of substantially all the properties and assets of the Company subject to this Section 5.01(a).

Clause (3) above will not apply to a merger of the Company with an Affiliate if such merger is consummated for the sole purpose of reincorporating the Company in another jurisdiction.

(b) The Company shall not permit any Guarantor to, directly or indirectly, amalgamate, consolidate or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than the Company or another Guarantor or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such

Guarantor, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1) (A) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists;

(B) (x) such Guarantor is the surviving Person or (y) the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”), if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and its Guarantee and any Collateral Documents pursuant to a supplemental indenture or other documents or instruments;

(C) in the event that the Successor Guarantor is organized in a jurisdiction that is different from the jurisdiction in which such Guarantor was organized immediately before giving effect to such transaction, the Successor Guarantor has delivered to the Trustee and First Lien Collateral Agent an opinion of counsel stating that the obligations of the Successor Guarantor under this Indenture, the Notes and the Collateral Documents are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions;

(D) if applicable, the Successor Guarantor causes such amendments, supplements or other instruments with respect to the Collateral Documents to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the First Lien Collateral Agent on any Collateral owned by or transferred to the Successor Guarantor and delivers an Opinion of Counsel as to the enforceability thereof and such other matters as the Trustee may reasonably request;

(E) any Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the First Lien Collateral Agent for the benefit of the holders of the First Lien Obligations and (c) not be subject to any other Lien other than Permitted Collateral Liens; and

(F) the Company delivers to the Trustee an Officers’ Certificate stating that such amalgamation, merger, consolidation or transfer and any supplemental indentures and amendments delivered in connection therewith comply with this Section 5.01(b); or

(2) such amalgamation, consolidation, merger or transfer does not violate the provisions of Section 4.10.

Section 5.02. Successor Substituted.

Upon any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company or a Guarantor in accordance with Section 5.01 in which the Company or such Guarantor is not the surviving entity, the Successor Company or Successor Guarantor shall succeed to, and be substituted for (so that from and after the date of such amalgamation, consolidation or merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or the “Guarantor” shall refer instead to the Successor Company or Successor Guarantor and not to the Company or such Guarantor, respectively), and may exercise every right and power of, the Company or the Guarantor under this Indenture with the same effect as if the Successor Company or Successor Guarantor had been named as the Company or a Guarantor in this Indenture, and thereafter, the Company or such Guarantor will be relieved of all obligations and covenants under this Indenture, the Notes and the Collateral Documents to which the Company or such Guarantor is a party.

Article 6
DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(a) default in any payment of interest or any Additional Amounts with respect to the Notes when due, which default continues for 30 days;

(b) default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes or failure by the Company to redeem or repurchase the Notes when required pursuant to this Indenture or the Notes;

(c) failure by the Company or any Guarantor to comply with Section 5.01;

(d) (1) except with respect to Section 4.03, failure by the Company or any of the Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (a), (b) and (c) above) contained in this Indenture, the Collateral Documents or the Notes, or (2) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.03;

(e) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30 million or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(f) failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgments are covered by insurance (and the applicable insurance provider has been notified of such judgments and has not denied coverage), an enforcement action proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) (1) the Collateral Documents shall for any reason cease to create a valid and perfected first-priority Lien (subject to payment priority in favor of holders of Superpriority Debt pursuant to the terms of the Collateral Documents and subject to Permitted Collateral Liens) on any portion of the Collateral having a Fair Market Value in excess of $25 million (in each case, other than in accordance with the terms of this Indenture, the Intercreditor Agreement or the terms of the Collateral Documents) or (2) the Company or any Restricted Subsidiary asserts in writing that any Lien created under the Collateral Documents is invalid or unenforceable;

(h) except as permitted by this Indenture or any Guarantee, any Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person duly acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Guarantee;

(i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(2) appoints a Custodian (x) of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (y) for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

(3) orders the liquidation of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(4) and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration.

Subject to the succeeding sentence, if any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding sentence, if an Event of Default specified in clause (i) or (j) of Section 6.01 occurs, all outstanding Notes shall become due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Additional Amounts, if any, that have become due solely because of the acceleration) have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, if any, and Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes (other than a Payment Default or payment Event of Default that resulted from an acceleration that has been rescinded). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in any financial or personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee and First Lien Collateral Agent shall be entitled to indemnification or security (or both) satisfactory to the Trustee and First Lien Collateral Agent, respectively, against all loss, liability and expenses caused by the taking or not taking of such action.

Section 6.06. Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts, if any, when due, pursuant to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;

(c) such Holders have offered the Trustee, and the Trustee has received (if requested), security or indemnity (or both) satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(e) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the rights of any Holder to receive payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, if any, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and First Lien Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, First Lien Collateral Agent, and each of their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the

Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and First Lien Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee and First Lien Collateral Agent under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, First Lien Collateral Agent, and each of their agents and counsel, and any other amounts due the Trustee and First Lien Collateral Agent under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, subject to the Intercreditor Agreement and the Collateral Agency Agreement, it shall pay out the money in the following order:

(a) First: to the Trustee and its agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and costs and expenses of collection incurred by the Trustee;

(b) Second: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

(c) Third: to the Company or to such other Person as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12. The First Lien Collateral Agent.

Whenever in the exercise of any remedy available to the Trustee or the exercise of any trust or power conferred on it with respect to the Notes, the Trustee may also direct the First Lien Collateral Agent in the exercise of any of the rights and remedies available to the First Lien Collateral Agent pursuant to the Collateral Documents.

Article 7
TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture, as modified or supplemented by a supplemental indenture, if any, and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (f) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee, the First Lien Collateral Agent and the other Agents, in each of its capacities hereunder and in its capacity as Trustee and First Lien Collateral Agent under any other agreement executed in connection with this Indenture to which the Trustee or First Lien Collateral Agent is a party.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee, and the Trustee has received, indemnity or security (or both) satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b), if the Trustee is also the Paying Agent; or (2) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) The permissive rights of the Trustee to act hereunder shall not be construed as a duty.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and titles of officers authorized at such times to take specified actions pursuant to this Indenture.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, amended), it must eliminate that conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any other Note Document, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if, in accordance with Section 7.02(g), the Trustee has knowledge thereof, the Trustee shall deliver to the Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, or Additional

Amounts, if any, on, any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including, without limitation, fees and expenses of counsel) of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its gross negligence or willful misconduct. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest or Additional Amounts, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or 6.01(j) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to the First Lien Collateral Agent and each other Agent, and the

Company’s and each Guarantor’s obligations under this Section 7.06 to compensate and indemnify the Trustee shall extend likewise to the First Lien Collateral Agent and each other Agent.

Section 7.07. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign in writing upon thirty (30) days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee with the consent of the Company. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s and the Guarantors’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business or assets to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders.

Section 7.09. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, elect to have either Section 8.02 or Section 8.03 be applied with respect to all outstanding Notes and all obligations of the Guarantors upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, the Company shall be deemed to have discharged its obligations with respect to all outstanding Notes and, to the extent related to the Notes and the Guarantees, the Collateral Documents to which it is a party, each Guarantor shall be deemed to have discharged its obligations with respect to its Guarantee and, to the extent related to the Notes and the Guarantees, the Collateral Documents to which it is a party and each other Collateral Grantor shall be deemed to have discharged its obligations with respect to the Collateral Documents, to the extent related to the Notes and the Guarantees, to which it is a party, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below) and to have satisfied all its other obligations under the Notes or such Guarantees and this Indenture, and the Company and the other Collateral Grantors shall be deemed to have satisfied all of their obligations under the Collateral Documents, to the extent related to the Notes and the Guarantees (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium, interest and Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(b) the Company’s obligations with respect to the Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10 and 4.02 and the Appendix;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Agents, and the Company’s and the Guarantors’ obligations in connection therewith and under Section 7.06; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.04, 4.06, 4.14, and 4.22) and in Article 11 and under all Collateral Documents, to the extent related to the Notes and the Guarantees, to which it is a party on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(d)(2) through 6.01(h) shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest and Additional Amounts, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of an election under Section 8.02, the Company shall have delivered to the Trustee, the Registrar and the Paying Agent an Opinion of Counsel confirming that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03, the Company shall have delivered to the Trustee, the Registrar and the Paying Agent an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise in connection with, the borrowing of funds to be applied to such deposit pursuant to this Section 8.04 (and any similar concurrent deposit relating to other Indebtedness) or the grant of any Lien securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others; and

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, if any, and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06. Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, if any, or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, interest, premium, if any, or Additional Amounts, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written request and expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07. Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.05; provided, however, that, if the Company or any Guarantor makes any payment of principal of, interest, premium, if any, or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Company or such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or the Paying Agent.

Section 8.08. Discharge.

This Indenture, the Guarantees and, to the extent related to the Notes and the Guarantees, all Collateral Documents shall be discharged and shall cease to be of further effect as to all Notes issued hereunder (except as to (x) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(b) of this Section 8.08, and as more fully set forth in such clause (1)(b), payments in respect of the principal of and interest, premium, if any, and Additional Amounts, if any, on, such Notes when such payments are due, (y) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10 and 4.02 and the Appendix and (z) the rights of the Trustee and each Agent under Section 7.06 and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation of principal, premium and Additional Amounts, if any, and accrued interest, if any, on the Notes to the date of maturity or redemption;

(2) in respect of clause (1)(b) of this Section 8.08, the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to such other instrument, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered (a) an Officers’ Certificate to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied and (b) an Opinion of Counsel to the Trustee stating that all conditions precedent to Discharge have been satisfied.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding the provisions of Section 9.02, without the consent of any Holder, the Company, the Guarantors, the Trustee and, if any amendment relates to any Collateral Document, the First Lien Collateral Agent, may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents in the following circumstances:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(e) to conform the text of this Indenture, the Notes, the Guarantees or the Collateral Documents to any provision of the Description of Notes to the extent that such provision in such Description of Notes was intended to set forth, verbatim or in substance, a provision of this Indenture, the Notes, the Guarantees or the Collateral Documents, which intent may be evidenced by an Officers’ Certificate to that effect;

(f) to evidence and provide for the acceptance of the appointment under this Indenture and the Collateral Documents of a successor Trustee or First Lien Collateral Agent;

(g) to enter into additional or supplemental Collateral Documents and to add additional assets as Collateral to secure the Notes and the Guarantees;

(h) to release Collateral or any Guarantee when permitted or required by this Indenture, the other Collateral Documents, or to amend or supplement any Collateral Document in accordance its terms;

(i) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes and to add any additional Guarantor;

(j) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(k) to enter into any and all Collateral Documents and the transactions contemplated thereby respecting the registration and mortgaging of the Collateral Vessels and to perfect the security interests and Liens granted therein;

(l) to accept and consent to, and to take, any and all steps to perfect a security interest in any of the Collateral Vessels and other Collateral granted pursuant to the Collateral Documents;

(m) to comply with requirements of the Trust Indenture Act of 1939, as amended, if applicable, or any securities exchange on which the Notes are listed for trading or quotation; or

(n) to make any other provisions with respect to questions arising under this Indenture, the Collateral Documents, the Notes or the Guarantees, provided that the actions pursuant to this clause will not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Company.

In addition, the Intercreditor Agreement and the Collateral Agency Agreement, if any, may be amended in accordance with their terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Indebtedness as First Lien Obligations or Junior Lien Obligations and to add as parties thereto persons holding such Indebtedness (or any authorized agent thereof or trustee therefor) and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the First Lien Obligations or Junior Lien Obligations, as applicable, then outstanding, in each case to the extent permitted by the First Lien Documents.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company and the Guarantors in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the First Lien Collateral Agent shall not be obligated to enter into any such amendment or supplemental indenture that affects the Trustee and/or First Lien Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors, the Trustee and the First Lien Collateral Agent may amend or supplement this Indenture, the Notes and the Collateral Documents by the execution of a supplemental indenture or, in the case of any amendment or supplement to the Collateral Documents, by the execution of an appropriate amendment or supplement thereto, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or any Collateral Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), in each case in addition to any required consent of holders of other First Lien Obligations that may be required with respect to an amendment of or waiver under a Collateral Document. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, or change the fixed maturity of, any Note or alter the premium payable upon any redemption or repurchase of the Notes pursuant to Sections 3.09, 4.10 and 4.15;

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes;

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.08, 3.09, 4.10 or 4.15);

(h) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i) subordinate the Notes or the Guarantees in right of payment to any other Indebtedness; or

(j) make any change in the preceding amendment, supplement and waiver provisions.

In addition, except as otherwise provided in this Indenture or any Collateral Document, the consent of Holders of at least two-thirds in aggregate principal amount of the then outstanding Notes will be required to release Liens for the benefit of the Holders on all or substantially all of the Collateral, other than in accordance with this Indenture, the Intercreditor Agreement and the other Collateral Documents.

Upon the request of the Company and upon the receipt by the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company and the Guarantors in the execution of such amendment, supplement or waiver, unless such amendment, supplement or waiver affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment, supplemental indenture or waiver.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03. Consents in Connection with Purchase, Tender or Exchange.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of such Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (j) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental indenture or grant any waiver authorized pursuant to this Article 9 if the amendment or supplemental indenture or waiver does not adversely affect its rights, duties, liabilities or immunities. If any such amendment, supplemental indenture or waiver does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplemental indenture or grant such waiver. In executing any such amendment, supplemental indenture or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplemental indenture or waiver is authorized or permitted by this Indenture and the Collateral Documents, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and that all conditions precedent to such amendment, supplemental indenture or waiver have been complied with, subject to customary assumptions and qualifications.

Section 9.07. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders shall be in writing may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including the Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and the Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, the Depository holding interests in such Global Note in the records of the Depository; and (ii) with respect to any Global Note, any consent or other action given, made or taken by an Agent Member by electronic means in accordance with the “Automated Tender Offer Procedures” system or other customary procedures of, and pursuant to authorization by, the Depository shall be deemed to constitute the Act of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by the Depository of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the applicable policies and procedures of the Depository.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Register.

(d) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

Article 10
GUARANTEES OF NOTES

Section 10.01. Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder and thereunder, that:

(a) the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, and premium, if any, and (to the extent permitted by law) interest, if any, on, and Additional Amounts, if any, on, the Notes, and all other payment Obligations of the Company to the Holders, the Trustee or the First Lien Collateral Agent under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.

Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is an absolute, unconditional, present and continuing guarantee of payment and performance (and not a guarantee of collection) and is in no way conditioned upon any attempt to collect from the Company or any other Guarantor or any other action, occurrence or circumstance whatsoever.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder, the Trustee or the First Lien Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, trustee or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee, First Lien Collateral Agent or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the First Lien Collateral Agent, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Section 10.02. Releases of Guarantees.

The Guarantee of a Guarantor will be automatically and unconditionally released: (1) in connection with any sale, transfer or other disposition (including by merger, consolidation, amalgamation, distribution, dividend or otherwise) of all or substantially all of the assets of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition is conducted in accordance with Sections 4.10 and 5.01(b), as applicable; (2) in connection with any sale, transfer or other disposition (including by merger, consolidation, amalgamation, distribution, dividend or otherwise) of all of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition is conducted in accordance with Sections 4.10 and 5.01(b), as applicable; (3) upon Legal Defeasance, Covenant Defeasance or Discharge in accordance with Article 8; (4) unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of such Guarantor in compliance with Section 5.01(b); or (5) if the Company designates such Guarantor as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the conditions described in the foregoing clauses (1) through (5) has occurred, the Trustee shall execute any documents reasonably requested by the Company at the Company’s expense in order to evidence the release of any Guarantor from its obligations under its Guarantee. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, and Additional Amounts, if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.03. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Guarantee, and with respect to any Guarantor organized under the laws of Malaysia, the amount of the obligations guaranteed by such Guarantor (and the value of any assets provided by such Guarantor as security for such obligations) shall be in, but not in excess of, the maximum amount permitted by any Legal Requirement applicable to such Guarantor, including, but not limited to, the Malaysian Financial Services Act of 2013, as amended, and any rules, regulations, or rulings promulgated by Bank Negara Malaysia (or any successor central bank of Malaysia). The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state or foreign law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment under its Guarantee shall be entitled, upon payment in full of all guaranteed Obligations under this Indenture, to seek contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.04. “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

Section 10.05. Execution and Delivery.

The execution by each Guarantor of this Indenture (or a supplemental indenture hereto) evidences the Guarantee of such Guarantor, whether or not the person signing as an Officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 10.06. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 10.01; provided that no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Article 11
SECURITY

Section 11.01. Collateral Documents; Additional Collateral.

(a) Security Agreements. In order to secure the due and punctual payment of the First Lien Obligations, (i) upon the Issue Date, the Company and the Guarantors shall execute Collateral Documents granting to the Collateral Agent for the benefit of the Holders and holders of other First Lien Obligations (in accordance with the Collateral Documents) a first priority perfected Lien in the Collateral, and (ii) after the Issue Date, in accordance with the provisions of Sections 4.13 and 4.26 and this Article 11, if (I) any asset of the type which is required to constitute Collateral pursuant to this Indenture or the Collateral Documents is acquired by any Guarantor and such asset is not automatically subject to a first-priority perfected Lien in favor of the First Lien Collateral Agent or (II) a Subsidiary of the Company that is not already a Guarantor is required to become a Guarantor pursuant to Section 4.13, then such Guarantor or such other Subsidiary shall, as soon as practicable after the acquisition of the applicable asset or the occurrence of the event requiring such Subsidiary to become a Guarantor (and, in any event, within 20 Relevant Business Days after such acquisition or event (or as soon as practicable where applicable local laws requires additional time for compliance with applicable legal requirements)), execute and deliver the necessary Collateral Documents in order to grant to the First Lien Collateral Agent a first-priority perfected Lien (subject to Permitted Collateral Liens) in all assets of such Guarantor or such other Subsidiary that are required to, but do not already, constitute Collateral. In each case described above, each Guarantor shall execute and deliver such other Collateral Documents, deliver any certificates (including in the case of real property, title insurance) to the First Lien Collateral Agent in respect of the applicable Collateral as required by this Indenture and the applicable Collateral Documents and take all other appropriate actions to ensure the First Lien Collateral Agent, for the benefit of the Holders and holders of other First Lien Obligations, has a first-priority perfected Lien therein. For the avoidance of doubt, the Guarantors shall not be required to grant a security interest in, and the Collateral shall not include, any Excluded Property.

The Company shall cause every Guarantor to make all filings (including filings of continuation statements and amendments to Uniform Commercial Code financing statements in the United States (or the applicable political subdivision, territory or possession thereof) that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements) and take all other actions as are reasonably necessary or required by the Collateral Documents to maintain (at the sole cost and expense of the Guarantors) the security interest created by the Collateral Documents in the Collateral as a first-priority perfected Lien.

All references to a “first-priority perfected Lien” in this Section 11.01(a) shall be understood to be subject to Permitted Collateral Liens, if any and the terms of the Intercreditor Agreement.

(b) Additional Collateral. The Company shall, and shall cause every other Collateral Grantor to, from time to time take the actions required by Section 4.26.

(c) Notwithstanding Section 11.01(a), to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or the delivery of certificated securities (if any)) cannot be provided and/or perfected on the Issue Date (x) without undue burden or expense or (y) after the Company and the Guarantors’ use of commercially reasonable efforts to do so, then perfection of such security interest(s) and/or delivery of such deliverables may be completed after the Issue Date, but no later than 120 days thereafter; provided that the perfection of any security interest in any Collateral owned by Vantage Holding Hungary Kft. (“Vantage Holding Hungary”) (which, on the date hereof, consists principally of equity interests in its Subsidiaries) shall not be required, and the First Lien Collateral Agent shall not take any action to perfect any such security interest, until either (i) Vantage Holding Hungary obtains an opinion letter from the applicable governmental authority in Hungary confirming that the perfection of such security interests is not subject to the notification requirements under Decree Nr. 561/2022 (XII. 23.) of the Hungarian Government or any other provision of Hungarian law replacing such decree or otherwise regulating notification proceedings before the Hungarian Minister for the Development of Economy (collectively, the “Decree”), or (ii) the First Lien Collateral Agent submits the requisite notice to the applicable governmental authority (as of the date hereof, the Hungarian Minister for the Development of Economy) in accordance with Hungarian law with respect to the perfection of such security interests and receives a written acknowledgment or approval from such governmental authority with respect to such notice with no dismissal of such notice or objection to the perfection of such security interests, or a written statement that the perfection of such security interests is not subject to a notification pursuant to the Decree. The Company shall promptly notify the Holders when it has perfected all security interests in the Collateral and provided all deliverables related to the perfection of such security interests (in each case, to the extent such perfection is required hereunder and other than any security interest in any Collateral owned by Vantage Holding Hungary).

Section 11.02. [Reserved].

Section 11.03. Releases of Collateral.

The Notes Obligations will no longer be required to be secured by Liens on Collateral, and subject to the terms of the Intercreditor Agreement and the other Collateral Documents, the Liens securing the Notes Obligations will be released:

(1) in whole, upon the full and final payment and performance of all Notes Obligations;

(2) in part, with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of (x) to the Company or a Guarantor in a transaction permitted by the terms of this Indenture; provided that such Collateral shall be pledged as Collateral under the Collateral Documents contemporaneously with such partial release of Liens and sale or disposition to the Company or a

Guarantor, in accordance with the requirements of this Indenture and the Collateral Documents; or (y) to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor in a transaction that is not prohibited by this Indenture, subject to compliance with Section 4.10 (other than the provisions thereof relating to the future use of the proceeds of such sale or other disposition), and, in each case, the Company has delivered to the First Lien Collateral Agent and the Trustee an Officers’ Certificate certifying to such effect and Opinion of Counsel (with customary assumptions and qualifications for such types of opinion); provided that (i) pending its application or use in compliance with Section 3.08(b), 3.08(c) or 4.10, as applicable, any cash received from a disposition of Collateral shall be deposited in a deposit account controlled by the First Lien Collateral Agent and held as Collateral and, from such deposit account, the applicable Collateral Grantor may withdraw funds to deploy the proceeds of an Asset Sale in compliance with Section 3.08(b), 3.08(c) or 4.10, as applicable, and (ii) to the extent that any Collateral is sold or otherwise disposed of in accordance with the terms of Section 4.10, the non-cash consideration (including any Designated Noncash Consideration) received shall be pledged as Collateral under the Collateral Documents contemporaneously with such sale or disposition, in accordance with the requirements of this Indenture and the Collateral Documents;

(3) in whole, upon Legal Defeasance pursuant to Section 8.02, Covenant Defeasance pursuant to Section 8.03 or Discharge pursuant to Section 8.08;

(4) in part, with respect to the assets of any Guarantor that is released from its Guarantee in accordance with Section 10.02;

(5) in whole or in part, with the consent of the requisite Holders as provided in Section 9.02; or

(6) in whole or in part, as provided in the Intercreditor Agreement or the other Collateral Documents.

Section 11.04. Release Documentation.

Upon compliance with the conditions to release of all or any portion of the Collateral set forth in Section 11.03, the First Lien Collateral Agent and the Trustee shall forthwith take all action reasonably requested by the Company (at the expense of the Company, and accompanied by an Officers’ Certificate and Opinion of Counsel that the conditions precedent to such release have been satisfied) to release and re-convey to the applicable Collateral Grantor the applicable portion of the Collateral, without recourse or warranty of any kind or nature, that is authorized to be released pursuant to Section 11.03, and shall deliver such Collateral in its possession to the applicable Collateral Grantor, including, without limitation, executing and delivering releases and satisfactions wherever required. Notwithstanding anything herein to the contrary, in the event of any transfer, sale or other disposition of all or any part of the assets of a Collateral Grantor constituting Collateral to the Company or any other Collateral Grantor (including by way of merger, consolidation or amalgamation) in a transaction permitted by the terms of this Indenture, the Trustee and the First Lien Collateral Agent shall forthwith take all action reasonably requested by the Company (at the expense of the Company, and accompanied by an Officers’ Certificate and Opinion of Counsel that the conditions precedent to such release have been satisfied) to release such Collateral if and to the extent necessary to consummate such transfer, sale or disposition; provided that arrangements satisfactory to the Trustee and the First Lien Collateral Agent have been made for the contemporaneous pledge of such Collateral by the successor in accordance with the terms of the Collateral Documents and this Indenture.

Section 11.05. Possession and Use of Collateral; No Impairment of the Security Interests.

(a) So long as no Default or Event of Default has occurred and is continuing, and subject to the terms of this Indenture and the Collateral Documents, each Collateral Grantor will be entitled to freely operate the property and assets constituting the Collateral pledged by it and to receive, invest and dispose of all cash dividends, principal, interest and other payments made upon or with respect to the Collateral pledged by it and to exercise any voting and other consensual rights pertaining to the Collateral pledged by it, except in connection with a sale of any such Collateral, which will be governed by the Intercreditor Agreement, Sections 3.08(b), 3.08(c), 4.10 and 5.01 hereof and the other Collateral Documents.

(b) The Company shall not, and shall not permit any other Collateral Grantor to, take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Collateral Documents, (except as expressly set forth in this Indenture or the Collateral Documents, including any action that would result in a Permitted Collateral Lien).

(c) No Collateral Grantor will take any action or otherwise attempt to enforce any claim or maritime Lien held by it against any Collateral Vessel that has priority over any claim or Lien of the First Lien Collateral Agent in respect of such Collateral Vessel, including any claims or Liens arising under the Vessel Mortgages.

(d) Subject to the terms and conditions in the Intercreditor Agreement and the other Collateral Documents, upon the occurrence and during the continuance of an Event of Default:

(1) all rights of the Company and the Guarantors to exercise such voting or other consensual rights pertaining to its Collateral will cease, and all such rights will become vested in the First Lien Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights in accordance with the Collateral Documents;

(2) all rights of the Company and the Guarantors to receive all cash dividends, principal, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, principal, interest and other payments will be paid to the First Lien Collateral Agent in accordance with the Collateral Documents; and

(3) the First Lien Collateral Agent may sell the Collateral or any part of the Collateral in accordance with the terms of the Intercreditor Agreement and the other Collateral Documents.

The First Lien Collateral Agent will distribute all funds received by it in accordance with the provisions of the Intercreditor Agreement and the other Collateral Documents, and the Trustee will distribute all funds received by it from the First Lien Collateral Agent for the benefit of the Trustee and the Holders of the Notes in accordance with the provisions of this Indenture.

The First Lien Collateral Agent will be permitted to release all or any portion of the Collateral from the Liens created by the Collateral Documents and foreclose on the Collateral following an Event of Default, in each case in accordance with the applicable provisions of the Collateral Documents.

Section 11.06. First Lien Collateral Agent.

The Trustee and each of the Holders by acceptance of the Notes hereby designate and appoint the First Lien Collateral Agent as the Trustee’s and the Holders’ collateral agent under the Collateral Documents, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the First Lien Collateral Agent to execute and deliver the Collateral Documents as First Lien Collateral Agent and as the independent and separate creditor of the “Parallel Debt” as defined pursuant to any Pledge Agreement, and to take such action on their behalf under the provisions of the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the First Lien Collateral Agent by the terms of this Indenture and the Collateral Documents, together with such powers as are reasonably incidental thereto. The First Lien Collateral Agent hereby accepts such designation and appointment and agrees to act as the First Lien Collateral Agent and as the independent and separate creditor of the “Parallel Debt” pursuant to any Pledge Agreement on the conditions contained in this Section 11.06. Each Holder agrees that any action taken by the First Lien Collateral Agent in accordance with the provisions of this Indenture and the Collateral Documents, and the exercise by the First Lien Collateral Agent (including as the independent and separate creditor of the Parallel Debt pursuant to any Pledge Agreement) of any rights or remedies set forth herein and therein, shall be authorized and binding upon all Holders.

The First Lien Collateral Agent may resign and its successor appointed in accordance with the terms of Section 7.07.

The Trustee is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee, as applicable, to (i) enter into the Intercreditor Agreement and the Collateral Agency Agreement, (ii) bind the Holders on the terms as set forth in the Intercreditor Agreement and the Collateral Agency Agreement, (iii) perform and observe its obligations and exercise its rights and powers under the Intercreditor Agreement and the Collateral Agency Agreement, including entering into amendments permitted by the terms of this Indenture, the Intercreditor Agreement and the other Collateral Documents and (iv) cause the First Lien Collateral Agent to enter into and perform its obligations under the Collateral Documents. The First Lien Collateral Agent (including as the independent and separate creditor of the Parallel Debt pursuant to any Pledge Agreement) is authorized and directed by the Trustee and the Holders and the Holders by acquiring the Notes are deemed to have authorized the First Lien Collateral Agent (including as the independent and separate creditor of the Parallel Debt pursuant to any Pledge Agreement), to (i) enter into the Collateral Documents to which it is a party, (ii) bind the Trustee and the Holders on the terms as set forth in such Collateral Documents and (iii) perform and observe its obligations and exercise its rights and powers under such Collateral Documents, including entering into amendments permitted by the terms of this Indenture or the Collateral Documents. Each Holder, by its acceptance of a Note, is deemed to have consented and agreed to the terms of the Intercreditor Agreement and each other Collateral Document, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of this Indenture. Each of the Trustee and the Holders by acquiring the Notes is hereby deemed to (i) agree that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (ii) acknowledge that it has received a copy of the Intercreditor Agreement and that the exercise of certain of the Trustee’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. In the case of any Intercreditor Agreement, the Collateral Agency Agreement and each other Collateral Document (or any amendment or supplement thereto) to be entered into after the Issue Date, the Trustee or the First Lien Collateral Agent, as applicable, shall execute and deliver such document in accordance with, and upon receipt of, a Collateral Document Order (as defined in the last paragraph of this Section 11.06) as to which it may conclusively rely without liability, in addition to any other requirements set forth in this Indenture. In doing so, the Trustee and the First Lien Collateral Agent are not responsible for the terms or contents of such Collateral Documents, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Each of the Holders by acquiring the Notes is hereby deemed to direct the Trustee to appoint, and by the First Lien Collateral Agent’s acceptance of each Mortgage is deemed to appoint on behalf of each of the Holders with respect to each such Mortgage, the First Lien Collateral Agent as its mortgagee trustee to (i) receive, hold, administer and enforce the Mortgages covering the Collateral Vessels, and (ii) act on its behalf with regard to (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred thereon under, or pursuant to each such Mortgage (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by the Company or the relevant Restricted Subsidiaries in each such Mortgage), (b) all monies, property and other assets paid or transferred thereto or vested therein or in any agent thereof or received or recovered thereby or by any agent thereof pursuant to, or in connection with, each such Mortgage, whether from the Company, a Restricted Subsidiaries or any other person, and (c) all monies, investments, property or other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable thereby or by any agent thereof in respect of the same (or any part thereof), all as contemplated under the Intercreditor Agreement.

The First Lien Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any of the Collateral Grantors or is cared for, protected or insured or has been encumbered, or that the First Lien Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Collateral Grantors’ property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto. The First Lien Collateral Agent shall have no obligation to exercise in any particular manner or under any duty of disclosure or fidelity, any of the rights, authorities and powers granted or available to the First Lien Collateral Agent pursuant to this Indenture or any Collateral Document.

The grant of permissive rights or powers to the First Lien Collateral Agent shall not be construed to impose duties to act. For the avoidance of doubt, nothing herein shall require the First Lien Collateral Agent or Trustee to file financing statements or continuation statements or file or record any document or instrument, or be responsible for perfecting or maintaining the security interests purported to be created by the Collateral Documents and such responsibility shall be solely that of the Company, nor shall the First Lien Collateral Agent or the Trustee be responsible for, and neither the First Lien Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Notwithstanding anything to the contrary set forth in any Collateral Document, the Collateral Agent shall not be required to take any enforcement action outside of the United States; provided that the Collateral Agent will cooperate with the Holders and the Company in the appointment of a sub agent with respect to enforcement actions outside of the United States.

Notwithstanding anything else to the contrary herein, the First Lien Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers.

Whether or not expressly stated therein, in acting under any Collateral Document, the First Lien Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to it under this Indenture, as if such rights, privileges, immunities or indemnities were set forth in such Collateral Document. The First Lien Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee.

Neither the Trustee nor the First Lien Collateral Agent shall be liable or responsible for the failure of the Company or any Guarantors to maintain insurance on the Collateral, nor shall either of them be responsible for any loss due to the insufficiency of such insurance or by reason of the failure of any insurer to pay the full amount of any loss against which it may have insured to the Company, the Guarantors, the Trustee, the First Lien Collateral Agent or any other Person.

Upon the receipt by the First Lien Collateral Agent of a written request of the Company signed by an Officer of the Company (a “Collateral Document Order”), in connection with actions permitted under this Indenture and the other Note Documents, the First Lien Collateral Agent is hereby authorized to execute and deliver, and shall execute and deliver (without any liability or obligation to review or negotiate the terms of such document), without the further consent of any Holder, any Collateral Document or amendment or supplement thereto to be executed after the Issue Date; provided that (i) the entry into such Collateral Document, amendment, or supplement is authorized and permitted under this Indenture and the other Note Documents and (ii) the First Lien Collateral Agent shall not be required to execute or deliver any such Collateral Document which, in the First Lien Collateral Agent’s reasonable opinion, is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the First Lien Collateral Agent or that the First Lien Collateral Agent determines is reasonably likely to involve the First Lien Collateral Agent in personal liability. Such Collateral Document Order (which may be included in the Officers’ Certificate required to be delivered pursuant to Section 12.02(a) hereof) shall (A) certify that the execution and delivery of the Collateral Document being requested in such Collateral Document Order is authorized and permitted under this Indenture and the other Note Documents, (B) instruct the First Lien Collateral Agent to execute and deliver such Collateral Document and (C) be accompanied by an Opinion of Counsel stating that the entry into such Collateral Document, amendment or supplement is authorized and permitted under this Indenture and the other Note Documents and that all conditions precedent to the execution and delivery of such Collateral Document, amendment or supplement have been satisfied.

Section 11.07. Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the First Lien Collateral Agent shall be bound to ascertain the authority of the First Lien Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 11.03 have been satisfied.

Section 11.08. [Reserved].

Section 11.09. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents and to apply such funds as provided in Section 6.10.

Section 11.10. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or any Collateral Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Collateral Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 11.

Section 11.11. Compensation and Indemnification.

The First Lien Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.06 (with the references to the Trustee therein being deemed to refer to the First Lien Collateral Agent).

Article 12
MISCELLANEOUS

Section 12.01. Notices.

All notices and other communications by the Company, any Guarantor or the Trustee to the other parties hereto shall be duly given if in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or e-mail transmission or overnight air courier guaranteeing next day delivery, to their respective addresses set forth below:

If to the Company or any Guarantor:

Vantage Drilling International

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard, Suite 440

Houston, TX 77056

Attention: Douglas E. Stewart

Email: Douglas.Stewart@vantagedrilling.com

Facsimile: (281) 404-4749

with a copy to:

Milbank LLP

55 Hudson Yards

New York, NY US 10001

Attention: Rod Miller

Email: RDMiller@milbank.com

Facsimile: (212) 822-5022

If to the Trustee or First Lien Collateral Agent:

U.S. Bank Trust Company, National Association

City Place I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Attention: Corporate Trust Services

Facsimile: 860-241-6897

E-Mail: glen.fougere@usbank.com

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given (a) at the time delivered by hand, if personally delivered, (b) five Business Days after being deposited in the mail, postage prepaid, if mailed, (c) when receipt is acknowledged, if transmitted by facsimile or e-mail, and (d) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above or to such other address or addresses as the Company, any Guarantor or the Trustee, by written notice to the other parties hereto, may designate from time to time.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register kept by the Registrar. All notices and communications to a Holder shall be deemed to have been duly given (a) five Business Days after being deposited in the mail, postage prepaid, if mailed, and (b) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address of the Holder shown on the Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either the Company or any Guarantor mails a notice or communication to any Holder, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by any Holder shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders thereof may be made electronically in accordance with the applicable procedures of the Depository.

Section 12.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or any Agent to take any action or refrain from taking any action under this Indenture, the Trustee or such Agent shall be entitled to receive from the Company:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the person making such certificate or opinion has read such condition or covenant;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05. No Personal Liability of Directors, Officers, Employees and Stockholders.

No present, past or future director, officer, employee, incorporator or stockholder of the Company, the Company or any Guarantor, as such, will have any liability for any obligations of the Company, the Company or any Guarantor under this Indenture, the Notes, the Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06. Governing Law.

THIS INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07. Jurisdiction.

The Company and Guarantors agree that any suit, action or proceeding against the Company or any Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes or the Guarantees may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and any Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Guarantees, if any, including such actions, suits or proceedings relating to the securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and any Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or such Guarantors, as the case may be, in the manner provided by this Indenture or by any other legal means. Each of the Company and any Guarantor organized under the laws of a jurisdiction outside of the United States has appointed Vantage Energy Services, Inc. (the “Authorized Agent”) as agent for service of process in any suit, action or proceeding arising out of or based upon this Indenture, the Notes and any

Guarantees which may be instituted in any U.S. federal or New York state court located in the City of New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Company and any Guarantor organized under the laws of a jurisdiction outside of the United States hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and such Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and such Guarantors. Notwithstanding the foregoing, any action involving the Company or such Guarantor arising out of or based upon this Indenture, the Notes or any Guarantees may be instituted by any Holder or the Trustee in any court of competent jurisdiction in New York, New York. Each of the Company and any Guarantor agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Notes are paid in full.

Section 12.08. WAIVER OF JURY TRIAL.

EACH OF THE COMPANY, THE GUARANTORS, THE FIRST LIEN COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, the Company or their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10. Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the First Lien Collateral Agent in this Indenture shall bind their respective successors.

Section 12.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12. Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13. Counterparts.

The parties hereto may sign any number of copies of this Indenture. This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 12.14. Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in writing and in the English language, except that any published notice may be in an official language of the country of publication.

Section 12.15. U.S.A. PATRIOT Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee and First Lien Collateral Agent such information as it may request, from time to time, in order for the Trustee and First Lien Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 12.16. Force Majeure.

Neither the Trustee nor any Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or such Agent that prevents the Trustee or such Agent from performing such act or fulfilling such duty, obligation or responsibility hereunder (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire, facsimile or other wire or communication facility).

Section 12.17. Foreign Sanction Regulations.

The Company agrees to comply in all material respects with applicable economic, financial or trade sanctions regulations, including but not limited to, those administered by the Office of Foreign Assets Control of the U.S. Treasury Department, it being understood that this covenant is for the benefit of the Trustee only, no Holder or other Person shall have rights under this covenant as a third party beneficiary, and any breach of this covenant shall not be the basis for a Default or Event of Default under Section 6.01.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed and delivered as of the date first set forth above.

VANTAGE DRILLING INTERNATIONAL,

as the Company

By: /s/ Douglas E. Stewart
Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

P2020 RIG CO.,
as Guarantor

By: /s/ Douglas E. Stewart
Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

P2021 RIG CO.,
as Guarantor

By: /s/ Douglas E. Stewart
Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

RIG FINANCE LTD.,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Director

VANTAGE DEEPWATER COMPANY,

as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

[Signature Page to Indenture]

VANTAGE DRILLER I CO,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE DRILLER II CO,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE DRILLER III CO,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE DRILLER IV CO.,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE DRILLER VI CO.,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

[Signature Page to Indenture]

VANTAGE DRILLING AFRICA,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE ENERGY SERVICES, INC.,

as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E Stewart

Title Chief Financial Officer, General Counsel & Secretary

VANTAGE HOLDINGS COMPANY,

as Guarantor

By: /s/ Douglas E. Stewart
Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE HOLDINGS INTERNATIONAL,

as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VANTAGE INTERNATIONAL MANAGEMENT CO.,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

Title: Chief Financial Officer, General Counsel & Secretary

VDI GLOBAL RIG CO.,
as Guarantor

By: /s/ Douglas E. Stewart

Name: Douglas E. Stewart

[Signature Page to Indenture]

Title: Chief Financial Officer, General Counsel & Secretary

[Signature Page to Indenture]

ADVantage Drilling Services S.A.E.,
as Guarantor

By: /s/ Ihab M. Toma

Name: Ihab M. Toma

Title: Chairman

[Signature Page to Indenture]

PT. VANTAGE DRILLING COMPANY
INDONESIA,
as Guarantor

By: /s/ Danielle Fernandes Taveira
Name: Danielle Fernandes Taveira

Title: Director

By: /s/ Kenneth Howden

Name: Kenneth Howden

Title: President Director

By: /s/ Muhamed Remialdy

Name: Muhamad Remialdy

Title: Director

By: /s/ Tessar Rifanto

Name: Tessar Rifianto

Title: Director

By: /s/ Alisdair Henry Semple

Name: Alisdair Henry Semple

Title: Director

[Signature Page to Indenture]

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.,
as Guarantor

By: /s/ Kenneth Howden

Name: Kenneth Howden

Title: Director

[Signature Page to Indenture]

VANTAGE DRILLING LABUAN I LTD.,

as Guarantor

By: /s/ Danielle Fernandes Taveira

Name: Danielle Fernandes Taveira

Title: Director

By: /s/ Geraldine Teresa Peter Kadau

Name: Geraldine Teresa Peter Kadau

Title: Director

[Signature Page to Indenture]

VANTAGE DRILLING NETHERLANDS B.V., as Guarantor

By: /s/ Linda J. Ibrahim

Name: Linda J. Ibrahim

Title: Managing Director A

By: /s/ Paul Zwagerman

Name: Paul Zwagerman

Title: Managing Director B

[Signature Page to Indenture]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" #4854-8241-5185v9" "" #4854-8241-5185v9

VANTAGE HOLDING HUNGARY KFT.,

as Guarantor

By: /s/ Linda J Ibrahim

Name: Linda J Ibrahim

Title: Managing Director

By: /s/ Norbert Kazinczi

Name: Norbert Kazinczi,

Title: Managing Director

[Signature Page to Indenture]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" #4854-8241-5185v9" "" #4854-8241-5185v9

VANTAGE HOLDINGS CYPRUS ODC
LIMITED,
as Guarantor

By: /s/ Linda J Ibrahim

Name: Linda J. Ibrahim

Title: Director

By: /s/ Omnium Corporate and Trustee Services, Limited

Name: Omnium Corporate and Trustee Services,
Limited

Title: Director

By: /s/ Omnium Services, Limited

Name: Omnium Services, Limited

Title: Director

By: /s/ Sasovino, Limited

Name: Sansovino, Limited

Title: Director

[Signature Page to Indenture]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" #4854-8241-5185v9" "" #4854-8241-5185v9

VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE. LTD.,
as Guarantor

By: /s/ Danielle Fernandes Taveira

Name: Danielle Fernandes Taveira

Title: Director

By: /s/ Kenneth Howden

Name: Kenneth Howden

Title: Director

By: /s/ Caleb Tey Howe Chong

Name: Caleb Tey Howe Chong

Title: Director

By: /s/ Derek Massie

Name: Derek Massie

Title: Director

[Signature page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and First Lien Collateral Agent

By: /s/ Glen Fougere

Name: Glen Fougere

Title: Vice President

[Signature page to Indenture]

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO NOTES

1. Definitions

1.1 For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Accredited Investor” means an “accredited investor” as defined in Rule 501 under the Securities Act.

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto, and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Initial Notes, the Purchase Agreement dated February 14, 2023 among the Company, the Guarantors party thereto and the Purchasers and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company, the Guarantors party thereto and the Persons purchasing or underwriting such Additional Notes.

“Purchasers” means (1) with respect to the Initial Notes, the purchasers set forth on Schedule A of the Purchase Agreement and (2) with respect to each issuance of Additional Notes, the Person or Persons purchasing or underwriting such Additional Notes under the related purchase agreement or underwriting agreement.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.2(b)(i) hereof.

“Unrestricted Notes” means any Notes that are not Transfer Restricted Securities.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Resale Restriction Termination Date”	2.2(b)
“Restricted Global Note”	2.1(a)
“Restricted Notes Legend”	2.2(b)
“Restricted Period”	2.1(b)
“Rule 144A”	2.1(b)
“Rule 144A Notes”	2.1(a)
“Section 4(a)(2)”	2.1(a)

App - 1

2.

2.1 The Notes.

(a) Form and Dating. Initial Notes offered and sold in reliance on Section 4(a)(2) or Rule 144A (“Rule 144A Notes”) under the U.S. Securities Act (“Section 4(a)(2)”) or in reliance on Regulation S (“Regulation S Notes”) under the U.S. Securities Act (“Regulation S”), in each case as provided in a Purchase Agreement, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and Restricted Notes Legend (each, unless and until becoming an Unrestricted Note in accordance with Section 2.2(b)(ii) below, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Notes Custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Section 4(a)(2), Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided. Unrestricted Notes issued in global form and Restricted Global Notes are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.”

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and Section 2.02 of the Indenture, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of any Initial Notes and the closing of such offering (such period, the “Restricted Period”), beneficial interests in the Restricted Global Note representing

App - 2

Regulation S Notes may be transferred or exchanged for beneficial interests in the Restricted Global Note representing Rule 144A Notes only if (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A under the U.S. Securities Act (“Rule 144A”), (ii) the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that the Notes are being transferred to a Person who the transferor reasonably believes to be a QIB within the meaning of Rule 144A and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.

Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Registrar a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

(c) Certificated Notes. Except as provided in Section 2.3, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Trustee a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Trustee shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository

App - 3

or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(b) Legend.

(i) Except as permitted by the following paragraphs (ii) and (iii), each Note certificate evidencing the Global Notes and the certificated Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear the applicable legend in substantially the following form (“Restricted Notes Legend”):

If the Note is a Rule 144A Note:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE

App - 4

UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

If the Note is a Regulation S Note:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(ii) Upon a sale or transfer after, in the case of (A) any Rule 144A Note, the applicable holding period under Rule 144 under the Securities Act (the “Resale Restriction Termination Date”) therefor, or (B) any Regulation S Note, the expiration of the Restricted Period, all requirements that such Note bear a Restricted Notes Legend shall cease to apply and a Global Note without the applicable Restricted Notes Legend may be issued to the transferee of such Note. The applicable Restricted Notes Legend on any Note shall be removed at the written request of the Company on or after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, an Unrestricted Note without such legend, registered to the same Holder and in an equal principal amount and in the case of Global Notes, complying with the Depository’s procedures, and (A) upon receipt by the Trustee of a written order of the Company stating that the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an Unrestricted Note in exchange therefor (which order shall not be required to be accompanied by any Opinion of Counsel or any other document) given at least three Business Days in advance of the proposed date of exchange specified therein (which shall

App - 5

be no earlier than such Resale Restriction Termination Date or termination of the Restricted Period, as applicable) and (B) approval by the Depository, the Trustee shall authenticate and deliver such Unrestricted Note to the Depository or pursuant to such Depository’s instructions or hold such Note as Note Custodian for the Depository and shall request the Depository to, or, if the Trustee is Note Custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such Unrestricted Note without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, has occurred with respect to any Notes evidenced by a Transfer Restricted Security or delivering any order pursuant to this Section 2.2(b)(ii) with respect to such Notes, (i) only those Notes which a Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

For purposes of this Section 2.2(b)(ii), all provisions relating to the removal of the legend set forth in paragraph (i) above shall relate, if the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Security, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable has occurred.

Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such Holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.2(b)(i) (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable.

(iii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

App - 6

(iv) Notes issued upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) to an Accredited Investor pursuant to Rule 501 under the Securities Act shall be issued in definitive, fully registered non-global form without interest coupons and shall not be issued as Global Notes; provided, however, that certificated Notes may be transferred to QIBs in accordance with Rule 144A or acquired in reliance on Regulation S and exchanged for interests in Global Notes pursuant to this Section 2.2.

(v) In the event that a Global Note is exchanged for certificated Notes pursuant this Appendix A, such Notes may be transferred or exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.2 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other reasonable procedures as may from time to time be adopted by the Company and notified to the Trustee in writing.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, or if any certificated Note is exchanged for such a beneficial interest, the principal amount of Notes represented by such Global Note shall be reduced or increased, as appropriate, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction or increase, as the case may be.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 of the Indenture).

(iii) The Registrar shall not be required to register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before selection of Notes to be redeemed.

App - 7

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, interest, if any, on, or Additional Amounts, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange. Accordingly, for purposes of clause (1) of Section 4.09(b) of the Indenture, Notes “issued on the Issue Date” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to the Indenture.

(e) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.3 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such

App - 8

Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either case the Company fails to appoint a successor depository within 90 days, (ii) the Company, at its option, but subject to the Depository’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the certificated Notes, or (iii) an Event of Default has occurred and is continuing and the Depository notifies the Trustee of its decision to exchange the Global Notes for certificated Notes.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof, and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.2(b), bear a Restricted Notes Legend.

(c) Subject to the provisions of Section 2.3(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

App - 9

EXHIBIT I TO RULE 144A/REGULATION S APPENDIX

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend-Rule 144A Notes]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE

Exhibit 1 to App - 1

WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

[Restricted Notes Legend-Regulation S Notes]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Exhibit 1 to App - 2

No. [ ] Principal Amount $[ ]
144A ISIN: US92210KAD00
144A CUSIP: 92210K AD0
Regulation S ISIN: USG9325CAC94
Regulation S CUSIP: G9325C AC9

Vantage Drilling International

9.500% Senior Secured First Lien Notes due 2028

Vantage Drilling International, a Cayman Islands exempted company (together with its successors and assigns under the Indenture hereinafter referred to), promises to pay to CEDE & CO., or registered assigns, the principal sum of [ ] Dollars on February 15, 2028 or such greater or lesser amount as may be indicated on Schedule A hereto

Interest Payment Dates: February 15 and August 15. Record Dates: February 1 and August 1. Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, Vantage Drilling International has caused this instrument to be duly executed.

VANTAGE DRILLING INTERNATIONAL

By: _________________________________

Name:
Title:

Exhibit 1 to App - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By: ____________________________________
Authorized Signatory

Dated: March 1, 2023

Exhibit 1 to App - 4

EXHIBIT I TO RULE 144A/REGULATION S APPENDIX

[FORM OF REVERSE SIDE OF NOTE]
9.500% First Lien Notes due 2028

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Vantage Drilling International, a Cayman Islands exempted company (together with its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the unpaid principal amount of this Note at 9.500% per annum. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year (each an “Interest Payment Date”), commencing August 15, 2023. In certain circumstances specified in the Indenture, the Company may be required to pay Additional Amounts with respect to the Notes. Whenever in this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of this Note or of principal, interest or of any other amount payable under, or with respect to, this Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. If any date for payment on the Notes falls on a day that is not a Business Day, such payment may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Amounts, if any, due at maturity. Any Notes in certificated form will be payable as to principal, premium, if any, interest, if any, and Additional Amounts, if any, at the office or agency of the Paying Agent and Registrar maintained for such purpose within the contiguous United States, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States will be required with respect to any amounts due on all Global Notes and all other

Exhibit 1 to App - 5

Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the applicable procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the trustee (the “Trustee”) under the Indenture, will act as Paying Agent and Registrar at its corporate trust office at City Place I, 185 Asylum Street, 27th Floor, Hartford, Connecticut 06103. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. Other than for purposes of effecting a redemption or an offer to purchase described in Sections 3.07, 3.08, 3.09, 4.10 and 4.15 of the Indenture or in connection with a Legal Defeasance, Covenant Defeasance or Discharge, the Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. Vantage Drilling International issued the Notes under an Indenture dated as of March 1, 2023 (“Indenture”) among Vantage Drilling International, the Guarantors party thereto and the Trustee. The Notes are subject to the terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. The Notes are first-lien senior secured obligations of the Company. The Company shall be entitled, subject to its compliance with Sections 4.09 and 4.12 of the Indenture, to issue Additional Notes pursuant to Section 2.14 of the Indenture. In the event of a conflict between the Indenture and this Note, the terms of the Indenture shall control.

5. Optional Redemption.

(a) At any time prior to February 15, 2025, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture, at one time or from time to time, at a redemption price equal to 109.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, thereon to, but not including, the applicable redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in an amount not greater than the net cash proceeds received by the Company of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days after the date of the closing of such Equity Offering.

(b) At any time prior to February 15, 2025, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable

Exhibit 1 to App - 6

redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) On or after February 15, 2025, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

YEAR	PERCENTAGE
2025	104.750%
2026	102.375%
2027 and thereafter	100.000%

(d) The Company may redeem the Notes, at its option, at any time in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to, but not including, the applicable redemption date, plus all Additional Amounts, if any, then due and which will become due as a result of the redemption or otherwise (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company determines in good faith that the Company or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Guarantees, Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company or the relevant Guarantor, as applicable (including making payment through a Paying Agent located in another jurisdiction but not, for the avoidance of doubt, changing the jurisdiction of incorporation of the Company or the relevant Guarantor), as a result of:

(1) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction); or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction);

Exhibit 1 to App - 7

provided, however, that in the case of Additional Amounts required to be paid as a result of the Company or relevant Guarantor conducting business other than in the place of its incorporation or organization, such amendment or change must be announced or become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

(e) If the Company enters into a definitive agreement with respect to, and publicly announces, a Change of Control transaction at any time on or before the first anniversary of the Issue Date, the Company may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 105% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

If the Company elects to exercise this redemption right, it must do so by delivering a redemption notice within 30 days following the Change of Control (or, at the Company’s option, prior to such Change of Control (and, if the Company so elects, conditioned upon the Change of Control occurring) but after the transaction giving rise to such Change of Control is publicly announced). The redemption date may be no sooner than five Business Days and no later than 60 days, in each case, following the delivery of the redemption notice; provided, however, that if the notice is delivered prior to the Change of Control, the redemption date may be no sooner than five Business Days and no later than 60 days, in each case, following the consummation of the Change of Control. If the Company exercises the Change of Control redemption right, it may elect not to make the Change of Control Offer pursuant to Section 4.15(a) of the Indenture unless it defaults in payments due upon redemption. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for redemption on the applicable redemption date.

6. Mandatory Redemption.

(a) Within five Business Days of delivery of the Company’s annual Officers’ Certificate to the Trustee pursuant to Section 4.04 of the Indenture, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 50% of Excess Cash Flow for the Excess Cash Flow Period as set forth in such annual Officers’ Certificate at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) If a Vessel is transferred or disposed of in connection with an Asset Sale that is not an Involuntary Transfer (a “Vessel Sale”), then within 30 days following the Company’s receipt of Net Proceeds of such Vessel Sale, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 100% of the Net Proceeds of such Vessel Sale at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

Exhibit 1 to App - 8

(c) If a Vessel is transferred or disposed of in connection with an Asset Sale that is an Involuntary Transfer (an “Involuntary Vessel Transfer”), and neither the Company nor any of the Guarantors has acquired a Vessel (which is not subject to any Liens) of at least substantially similar value as the Vessel subject to such Involuntary Vessel Transfer (with such value determined immediately prior to giving effect to such Involuntary Vessel Transfer) within 365 days following the Company’s receipt of the Net Proceeds of such Involuntary Vessel Transfer, then within 30 days following the end of such 365 day period, the Company shall redeem the maximum principal amount of Notes that can be redeemed with 100% of the Net Proceeds of such Involuntary Vessel Transfer at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

7. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (except that (i) redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge and (ii) optional redemption notices delivered in connection with a Change of Control may be delivered in accordance with the time periods set forth in paragraph 5(e) above. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. No Notes of $2,000 or less can be redeemed in part. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption, subject to satisfaction of any conditions thereto.

8. No Mandatory Sinking Fund. Except as set forth in Paragraph 6 above and Paragraph 9 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

9. Repurchase at Option of Holder.

(a) If a Change of Control occurs and the Company does not exercise its right set forth in Paragraph 5(e) above, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following a Change of Control, and only if the Company has not exercised its option to redeem all of the Notes as described in Paragraph 5(e) above, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee and the Paying Agent describing the transaction or transactions that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

Exhibit 1 to App - 9

(b) If the Company or any Restricted Subsidiary consummates an Asset Sale (excluding any Vessel Sale or Involuntary Vessel Transfer), within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $10 million, the Company may be required to make an Asset Sale Offer in accordance with Sections 3.09 and 4.10 of the Indenture.

10. Guarantees. The payment by the Company of the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes will be absolutely and unconditionally guaranteed on a joint and several basis by the Guarantors, as primary obligor and not merely as a surety, to the extent set forth in the Indenture.

11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company and the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, Notes). Without the consent of any Holder of, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with respect to certain matters specified in the Indenture.

14. Defaults and Remedies. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture with respect to the Company or a Guarantor, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Collateral Documents except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it with respect to the Notes. The Trustee may withhold from Holder notice

Exhibit 1 to App - 10

of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except as provided in the Indenture. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and within 10 Business Days of any of its Officers or any of the Company’s Officers becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

15. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

16. No Recourse Against Others. No present, past or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17. Collateral Documents. The obligations of the Company and the Guarantors under the Indenture, the Notes and the Guarantees and the other First Lien Obligations will be secured by a Lien granted to the First Lien Collateral Agent, subject to the terms of the Collateral Documents.

18 Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), TT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Removal of Restricted Notes Legend. Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such Holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable.

Exhibit 1 to App - 11

21. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

22. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23. Successors. In the event a successor entity assumes all the obligations of its predecessor under the Notes and the Indenture, in accordance with the terms thereof, the predecessor entity will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Vantage Drilling International

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard, Suite 440

Houston, TX 77056

Attention: Douglas E. Stewart

Email: Douglas.Stewart@vantagedrilling.com

Facsimile: (281) 404-4749

Exhibit 1 to App - 12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

_______________________________________________________________________
(Print or type assignee’s name address and zip code)

_______________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: __________________________ Your Signature: ________________________

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

___________________________________
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

____________________________________________________________________________

[Include the following only if a Restricted Notes Legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

1. FORMCHECKBOX to the Company; or

2. FORMCHECKBOX pursuant to an effective registration statement under the Securities Act of 1933; or

Exhibit 1 to App - 13

3. FORMCHECKBOX to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

4. FORMCHECKBOX pursuant to offers and sales that occur outside the United States in compliance with Regulation S under the Securities Act of 1933; or

5. FORMCHECKBOX pursuant to Rule 144 under the Securities Act of 1933; or

5. FORMCHECKBOX pursuant to Rule 501 under the Securities Act to an “accredited investor” that is acquiring the Note for its own account, or for the account of such an accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

7. FORMCHECKBOX pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (6) or (7) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

_________________________________
Signature

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _____________________ _____________________________

Exhibit 1 to App - 14

Notice: To be executed by an executive officer

Exhibit 1 to App - 15

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

FORMCHECKBOX Section 4.10 FORMCHECKBOX Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased: $

Date: Your Signature ___________________

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or ________________________

Identification

No.:

Signature ________________________________
Guarantee:

(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App - 16

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit 1 to App - 17

ANNEX A

[FORM OF SUPPLEMENTAL INDENTURE – GUARANTOR]

Vantage Drilling International

and

the Guarantors named herein

9.500% SENIOR SECURED FIRST LIEN NOTES DUE 2028

[] SUPPLEMENTAL INDENTURE

DATED AS OF [●], 20[●],

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

As Trustee and First Lien Collateral Agent

Exhibit 1 to App - 1

This []SUPPLEMENTAL INDENTURE, dated as of [●], 20[●], (this “Supplemental Indenture”) is among Vantage Drilling International, (the “Company”),[] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and first lien collateral agent.

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of March 1, 2023 (the “Indenture”), providing for the issuance of the Company’s 9.500% Senior Secured First Lien Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor;

WHEREAS, Section 9.01(i) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation, Articles of Association and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for and subject to the limitations therein, including Article 10 thereof.

Exhibit 1 to App - 2

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

Exhibit 1 to App - 3

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed and delivered as of the date first set forth above.

COMPANY:

VANTAGE DRILLING INTERNATIONAL

by ______________________
Name:
Title:

GUARANTEEING SUBSIDIARY:

[●]

by ______________________
Name:
Title:

[EXISTING GUARANTORS:

[●]

by ______________________
Name:
Title:]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

by ______________________
Name:
Title:

Exhibit 1 to App - 4